SIF AGREEMENT NO. 811-811217

Exhibit 10.15

STRATEGIC INNOVATION FUND

Satellite Monitoring for Advanced Real Time - Maritime Information

This Agreement made

Between:
HER MAJESTY THE QUEEN IN RIGHT OF CANADA (“Her Majesty”)

as represented by the Minister of Industry

(the “Minister”)

And:
exactEarth Ltd., a corporation duly incorporated under the laws of Canada, having its head office located at 260 Holiday Inn Drive, Unit 30, Building B, Cambridge, ON, N3C 4E8.

(the “Recipient”)

RECITALS

WHEREAS

I- The Strategic Innovation Fund (“SIF”) is designed to encourage research and development, and accelerate the technology transfer and commercialization of innovative products, services, and processes; facilitate the growth and expansion of firms; secure economically significant mandates within or to Canada; and, advance industrial research and technology demonstration activities through collaboration;

II- Neither the entering into this Agreement nor the provision by the Minister of the Contribution is contingent upon export performance on the part of the Recipient;

III- the Project is in respect of SIF’s research and development (“R&D”) and commercialization (Stream 1);

IV- the Project involves:

•
R&D to test the commercial potential of an early TRL (as defined herein) concept or findings;
•
Adaption of research findings for commercial applications that have the potential for market disruption
•
Development of current products through the implementation of new technology that will enhance the Recipient’s competitive capability; or
•
Development of process improvements which reduce the environmental footprint of current production through the use of new technologies

SIF AGREEMENT NO. 811-811217

V- The Minister has agreed to make a repayable contribution to the Recipient in support of the Recipient’s Eligible Costs (as defined herein) of the Project;

NOW, THEREFORE in accordance with the mutual covenants and agreements herein, Her Majesty and the Recipient agree as follows:

1.
Purpose of the Agreement

The purpose of this Agreement is to set out respective obligations and the terms and conditions under which the Minister will provide funding in support of the Project (as defined herein).

2.
Interpretation

2.1 Definitions.

In this Agreement, a capitalized term has the meaning given to it in this section, unless otherwise specified:

“Acquisition or Divestiture” means an acquisition of a business, the sale of a business or a merger or amalgamation.

“Activity” means a significant task that must take place in order to complete the Project. It has duration, during which time the work of that task is performed, and may have resources and costs associated with that task as set out in Form C1- ELIGIBLE COSTS BREAKDOWN of Schedule 1 - Statement of Work.

“Agreement” means this contribution agreement including all the schedules attached hereto, as such may be amended, restated or supplemented, from time to time.

“Affiliated Person” means an affiliated person as defined in the Income Tax Act, as amended.

“Background Intellectual Property” means Intellectual Property that is not Project Intellectual Property and that is required for the carrying out of the Project or the exploitation of the Project Intellectual Property.

“Background Intellectual Property Rights” means the Intellectual Property Rights in Background Intellectual Property.

“Benefits Phase” means the period from the Project Completion Date to and including the last day of the Term.

“Change in Control” of the Recipient means:

(a)
if the Recipient is a public company, the consummation of an acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or indirect beneficial ownership of 20% or more of outstanding shares of voting stock of the Recipient; or

SIF AGREEMENT NO. 811-811217

(b)
if the Recipient is a private company, the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or beneficial ownership of 50% or more of the voting stock in the Recipient; or
(c)
if the Recipient enters into a binding obligation to sell, sells or otherwise disposes of all or substantially all of its assets.

“Claim Period” means the following quarters of a calendar year: January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

“Contribution” means the funding, in Canadian dollars, made available by the Minister under this Agreement.

“Dispose” means, as regards a Project Asset, the transferring outside Canada, use for a purpose other than research and development by the Recipient, selling, leasing or otherwise disposing including, in the case of a prototype or pilot plant, the transfer to commercial production, but in any event, shall not include abandoning the Project Asset for legitimate business reasons, such as the disposal of obsolete or disused equipment or materials.

“Eligibility Date” means February 13, 2018.

“Eligible Costs” means the costs associated with work performed in Canada, or outside of Canada to the extent explicitly permitted in this Agreement that are incurred and paid by the Recipient in respect of the Project, and in accordance with Schedule 3 - Cost Principles, excluding:

(a)
any costs that are specifically identified in Schedule 1 -Statement of Work as not being supported; and
(b)
any costs prohibited or deemed ineligible elsewhere in this Agreement.

“Event of Default” means the events of default listed in Subsection 14.1 of this Agreement.

“Execution Date” means the date of the last signature to this Agreement such that the Agreement is signed and dated by all Parties.

“Fair Market Value” means the price that would be agreed to in an open and unrestricted market between knowledgeable and willing parties dealing at arm’s length, who are fully informed and not under any compulsion to transact.

“Force Majeure” means any cause which is unavoidable or beyond the reasonable control of the Recipient, including war, riot, insurrection, strikes, or any act of God or other similar circumstance and which could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

“FTE” or “Full Time Equivalent” means an employee or, where applicable, intern, who works on a full-time basis who works on average 32 hours a week over a 52 week period and, in the case of hourly paid employees or interns who are responsible to work for the Recipient less than on a full-time basis, each equivalent to such a full-time worker, where the number of such

SIF AGREEMENT NO. 811-811217

equivalents is calculated by dividing (a) by (b) where (a)= the aggregate of all hours worked by such individuals for the Recipient calculated on an annual basis, and (b) 1668 hours.

“Government Fiscal Year” means the period from April 1 of one year to March 31 of the following year.

“Highly Skilled Jobs” requires specialized training in order to operate, manage or participate in the Project and includes without limitation, software developers, analysts, engineers, and managers.

“Intellectual Property” means all inventions, whether or not patented or patentable, all commercial and technical information, whether or not constituting trade secrets, and all copyrightable works, industrial designs, integrated circuit topographies, and distinguishing marks or guises, whether or not registered or registrable.

“Intellectual Property Rights” means all rights recognized by law in or to Intellectual Property, including but not limited to Intellectual Property rights protected through legislation. These shall include patents, copyrights, industrial design rights, integrated circuit topography rights, rights in trademarks and trade names, all rights in applications and registrations for any of the foregoing, and all rights in trade secrets and confidential information.

“Interest Rate” means the Bank Rate, as defined in the Interest and Administrative Charges Regulations, in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at: http://www.tpsgc-pwgsc.gc.ca/recgen/txt/taux-rates-eng.html

“Master Schedule” means a summary-level Project schedule that identifies the major Activities and work breakdown structure components and Milestones as reflected in Form A of Schedule 1 - Statement of Work.

“Material Change” is a significant change in the scope, objectives, outcomes or benefits of the Project including without limitation, the following:

(d)
The Project is not completed or not expected to be completed by the Project Completion Date;
(e)
the Total Estimated Eligible Costs set out in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work are expected to be reduced or are expected to be exceeded by twenty percent (20%) or more;
(c)
a change in the locations where the Project is to be performed as identified in Form D- PROJECT LOCATION AND COSTS of Schedule 1 -Statement of Work;

“Maximum Amount to be Repaid” means 1.3 times the actual amount paid by the Minister to the Recipient under this Agreement.

“Milestone” means a significant point or event in the Project as set forth in Form B of Schedule 1 - Statement of Work.

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“Party” means the Minister, or the Recipient, and “Parties” means both of them.

“Post Project Activities” means those activities described in section 6 of this Agreement that will generate benefits to Canada.

“Project” means the project as described in Schedule 1 - Statement of Work.

“Project Asset” means an asset which, in whole or in part, has been acquired, created, developed, advanced and/or contributed to by the Contribution.

“Project Completion Date” means February 12, 2021

“Project Intellectual Property” means all Intellectual Property conceived, produced, developed or reduced to practice in carrying out the Project by the Recipient and/or any Affiliated Persons of the Recipient, or any of their employees, agents, contractors or assigns.

“Project Intellectual Property Rights” means the Intellectual Property Rights in the Project Intellectual Property.

“Public Office Holder” means a public office holder as defined in the Lobbying Act, as amended.

“Resulting Products” means all products, services or processes produced using the Project Intellectual Property or that incorporate any of the Project Intellectual Property.

“Recipient Fiscal Year” means the period for which the Recipient’s accounts in respect of its business or property are prepared for purposes of assessment under the Income Tax Act, as amended.

“Repayment Period” means the repayment period set out in Section 2 of Schedule 5 -Repayments to the Minister.

“Schedule” means a schedule to this Agreement, including any amendments or supplements.

“Similar Goods” means goods or services that closely resemble the goods or services being transferred, in respect of their component materials, form, function and characteristics, and are capable of performing an equivalent function as, and of being commercially interchangeable with, the goods being transferred.

SIF AGREEMENT NO. 811-811217

“Technology Readiness Level” or “TRL” means technology readiness according to the Technology Readiness Level scale described below.

Technology Readiness Level	Description

TRL 1-Basic principles observed and reported	Lowest level of technology readiness. Scientific research begins to be translated into applied research and development (R&D). Examples might include paper studies of a technology’s basic properties.

TRL 2-Technology concept and/or application formulated	Invention begins. Once basic principles are observed, practical applications can be invented. Applications are speculative, and there may be no proof or detailed analysis to support the assumptions.

TRL 3-Analytical and experimental critical function and/or characteristic proof of concept	Active R&D is initiated. This includes analytical studies and laboratory studies to physically validate the analytical predictions of separate elements of the technology.

TRL 4-Product and/or process validation in laboratory environment	Basic technological products and/or processes are tested to establish that they will work.

TRL 5-Product and/or process validation in relevant environment	Reliability of product and/or process innovations increases significantly. The basic products and/or processes are integrated so they can be tested in a simulated environment.

TRL 6-Product and/or process prototype demonstration in a relevant environment	Prototypes are tested in a relevant environment. Represents a major step up in a technology's demonstrated readiness. Examples include testing a prototype in a simulated operational environment.

TRL 7-Product and/or process prototype demonstration in an operational environment	Prototype near or at planned operational system and requires demonstration of an actual prototype in an operational environment (e.g. in a vehicle).

TRL 8-Actual product and/or process completed and qualified through test and demonstration	Innovation has been proven to work in its final form and under expected conditions. In almost all cases, this TRL represents the end of true system development.

TRL 9-Actual product and/or process proven successful	Actual application of the product and/or process innovation in its final form or function.

SIF AGREEMENT NO. 811-811217

“Term” means the duration of this Agreement as set out in Subsection 3.2 of this Agreement.

“Work Phase” means the period of time from the Eligibility Date to and including the Project Completion Date.

“Years to Repay” means fifteen (15) years.

2.2 Singular/Plural. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural.

2.3 Entire Agreement. Unless amended in writing by the Parties, this Agreement comprises the entire agreement between the Parties in relation to the Project. No prior document, negotiation, provision, undertaking or agreement in relation to the subject matter of this Agreement has legal effect. No representation or warranty, whether express, implied or otherwise, has been made by the Minister to the Recipient, except as expressly set out in this Agreement.

2.4 Inconsistency. In case of inconsistency or conflict between a provision contained in the part of the Agreement preceding the signatures and a provision contained in any of the Schedules to this Agreement, the provision contained in the part of the Agreement preceding the signatures will prevail.

2.5 Schedules. This Agreement contains the following Schedules as described below, which form an integral part of this Agreement:

Schedule 1	-	Statement of Work
Schedule 2	-	Communications Obligations
Schedule 3	-	Cost Principles
Schedule 4	-	Reporting Requirements
Schedule 5	-	Repayments to the Minister

3.
Duration of Agreement

3.1 Execution. This Agreement must be signed by the Recipient and received by the Minister within thirty (30) days of its signature by the Minister, failing which it will be null and void.

3.2 Duration of Agreement. This Agreement will commence on the Execution Date and will expire, subject to Subsection 3.3, on the date of the last repayment to the Minister unless terminated earlier in accordance with the terms of this Agreement.

3.3 Survival Period. Notwithstanding the provisions of Subsection 3.2 above, the rights and obligations described in the following Sections or Subsections will survive for a period of One (1) year beyond the Term or early termination of the Agreement:

SIF AGREEMENT NO. 811-811217

Section 7	-	Government Financial Support
Subsection 8.5	-	Overpayment by Minister
Section 9	-	Reporting, Monitoring, Audit and Evaluation
Subsection 10.2(c)	-	Disposal of Assets
Subsection 13.1	-	Indemnification
Subsection 13.2	-	Limitation of Liability
Section 14	-	Default and Remedies
Subsection 17.2	-	Interest
Subsection 17.3	-	Set-off Rights of Minister
Subsection 17.8	-	Applicable Law

4. The Contribution

4.1 Contribution. Subject to the terms and conditions of this Agreement, the Minister agrees to make a repayable Contribution to the Recipient in respect of the

Project in an amount not exceeding the lesser of (a) and (b) as follows:

(a)
Fifty percent (50%) of the Eligible Costs; and
(b)
Seven million two hundred six thousand one hundred ninety dollars ($7,206,190).

4.2 Funding Period. The Minister will not contribute to any Eligible Costs incurred by the Recipient prior to the Eligibility Date or after the Project Completion Date. In no event will Eligible Costs incurred prior to the Execution Date exceed twenty percent (20%) of the “Total Estimated Eligible Costs” set out in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work.

4.3 Fiscal Year. The payment of the Contribution per Government Fiscal Year is estimated at amounts specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 -Statement of Work. The Minister will have no obligation to pay any amounts in any Government Fiscal Year other than those specified in Form C2 -ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 -Statement of Work. If, for a given Government Fiscal Year, the Recipient claims an amount less than the estimated Contribution for that Government Fiscal Year specified in Form C2 -ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 -Statement of Work, the Minister may consider any request to re-profile the excess funds to future Government Fiscal Years before the Project Completion Date.

4.4 Overruns. The Recipient shall be responsible for all costs of the Project, including cost overruns, if any.

4.5 Holdbacks. Notwithstanding any other provisions of this Agreement, the Minister may, at the Minister’s sole discretion, withhold up to ten percent (10%) of the Contribution until:

(a)
the Project is completed to the satisfaction of the Minister;
(b)
the final report described in Subsection 8.3(c) has been submitted to the satisfaction of the Minister; and

SIF AGREEMENT NO. 811-811217

(c)
the Minister has approved the final claim described in Subsection 8.3.
5.
Recipient’s Obligations

5.1 Project Completion Date. The Recipient agrees to carry out the Project in a diligent and professional manner using qualified personnel, and complete same on or before the Project Completion Date.

5.2 Project Location. Except as otherwise permitted as set out in Form D (PROJECT LOCATION AND COSTS) of Schedule 1 - Statement of Work the Recipient agrees to carry out the Project exclusively in Canada.

5.3 Post Project Activities. The Recipient agrees to conduct Post Project Activities exclusively in Canada, until the expiry of the Term.

5.4 Repayment. The Recipient agrees to make all repayments due to the Minister as set out in Schedule 5 - Repayments to the Minister.

5.5 Compliance. The Recipient agrees to satisfy and comply with all other terms, conditions and obligations contained in this Agreement.

6.
Special Conditions

6.1 The Recipient agrees and covenants to the following:

(a)
to maintain its current Canadian workforce of forty two (42) FTE during the Work Phase;
(b)
to create and maintain in Canada no less than ten (10) new High Skilled Jobs during the Work Phase and a total of Twenty Five (25) High Skilled Jobs over the five (5) year period following the end of the Work Phase;
(c)
to employ in Canada no less than ten (10) co-op students during the Work Phase and to make best efforts to employ additional students over the five (5) year period following the end of the Work Phase;
(d)
to maintain funding during the Work Phase, for “product development and R&D” (as such expression is used in the Recipient’s financial statements) at no less than five percent (5%) of revenues per year as stated in the Recipient’s financial statements;
(e)
to make best efforts to increase funding for “product development and R&D” (as such expression is used in the Recipient’s financial statements) to seven point five percent (7.5%) of revenues per year as stated in the Recipient’s financial statements;
(f)
to maintain in Canada all R&D activities related to Project;

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(g)
to maintain its current collaborations with universities and research institutions through its partnership with the Maritime Environmental Observation Prediction and Response (MEOP AR) network;
(h)
to spend a minimum of two million dollars ($2,000,000) on work with Canadian suppliers during the Work Phase;
(i)
to make best efforts to increase its gender equality and diversity in the workplace;
(j)
to develop, adopt and implement a workplace diversity and equality policy, provide training to all employees thereon, and to provide a copy of the policy to the Minister within twelve (12) months of the Execution Date;
(k)
to establish an annual training and corporate initiatives budget based on forty (40) hours per FTE per year over the next five (5) years; and
(l)
to develop, adopt and implement an Intellectual Property strategy, inclusive of employee awareness and education and provide a copy of such strategy to the Minister within twelve (12) months of the Execution Date; and
(m)
to report to the Minister, on an annual basis beginning twelve (12) months from the dates of delivery under G) and (1), any modifications to the workplace diversity and equality policy, and to the Intellectual Property strategy.

6.2 Annual Pre-disbursement Condition. Prior to the first disbursement by the Minister in each Fiscal Year, the Recipient shall confirm in writing to the Minister’s satisfaction, that it has its portion of the Project funding for that Fiscal Year.

7.
Government Financial Support

7.1 The Recipient represents that the list below states all funding from federal, provincial, territorial or municipal governments in Canada (“Government Funding”), except for investment tax credits (including scientific research and experimental development credits), requested or received by the Recipient or that the Recipient currently expects to request or receive to cover any of the Eligible Costs.

Federal	$7,206,190
Provincial	$0
Territorial	$0
Municipal	$0

Total	$7,206,190

7.2 The Recipient shall inform the Minister of any change to the amount of Government Funding identified in Subsection 7.1 except for tax credits (other than scientific research and experimental development credits), received or expected to be received by the Recipient for the Eligible Costs. Such notice must be made promptly in writing, and in any case not later than thirty (30) days following any change. In the event of additional assistance, the Minister will have the right to

SIF AGREEMENT NO. 811-811217

either reduce the Contribution to the extent of any additional funding received by the Recipient or require the Recipient to repay the Contribution hereunder equal to the amount of any such additional funding received by the Recipient in accordance with Subsection 8.5.

7.3 In no instance will the total Government Funding towards Eligible Costs of the Project be allowed to exceed seventy five percent (75%) of total Eligible Costs.

Claims and Payments

8.1 Separate Records. The Recipient shall maintain accounting records that account for the Contribution paid to the Recipient and the related Project costs, separate and distinct from any other sources of funding.

8.2 Claims Procedures. The Minister will reimburse claims for Eligible Costs submitted for a Claim Period, provided there is no Event of Default and the claims are:

(a)
submitted for each Claim Period, except for the first claim which will start on the Eligibility Date;
(b)
submitted within sixty (60) days of the end of each Claim Period;
(c)
accompanied with details of all costs being claimed according to Schedule 3- Cost Principles, which have been incurred by the Recipient and which will be substantiated by such documents as may be required by the Minister and presented in accordance with the Activities and the Milestones contained Schedule 1 - Statement of Work;
(d)
certified, in a form satisfactory to the Minister, by the chief financial officer of the Recipient or such other person considered satisfactory to the Minister;
(e)
adjusted, if necessary, by including a deduction for expenses included in a previous claim which were not for Eligible Costs or which were not paid by the Recipient;
(f)
accompanied by a report containing:
(i)
the Recipient’s revised projections of the Project cash flows for the current Government Fiscal Year;
(ii)
an identification of any planned or completed transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of equipment funded in whole or in part by the Contribution;
(iii)
an itemized list of foreign sub-contracting costs, if any;
(iv)
the foreign exchange rates used in the claim;
(v)
progress report as specified in Subsection 1.2 of Schedule 4 - Reporting Requirements; and
(vi)
such other information as the Minister may request from time to time.

SIF AGREEMENT NO. 811-811217

(g)
accompanied by a statement from the Recipient repeating and confirming the representations set out in Section 10 of this Agreement as required by Subsection 10.3, and a certification that there are no Events of Defaults (and no state of facts exist which, with the giving of notice or the passing of time, or both, would constitute an Event of Default);
(h)
substantially(± ten percent (10%)) consistent with the cost estimates of Schedule 1 - Statement of Work; and
(i)
accompanied by the Recipient’s travel policy (first claim only).

8.3 Final Claim Procedures.

The Recipient shall submit, within sixty (60) days after the Project Completion Date, the final claim along with:

(a)
an itemized statement certified by the Recipient’s chief financial officer, or such other person considered satisfactory to the Minister, attesting to the total Eligible Costs for the Project incurred and paid;
(b)
a statement of the total government assistance (federal, provincial and municipal assistance as well as tax credits) received or requested to cover the Eligible Costs of the Project; and
(c)
a final progress report on the Project, as more fully described in Subsection 1.3 of Schedule 4- Reporting Requirements.

8.4 Payment Procedures.

(a)
The Minister shall review and approve the documentation submitted by the Recipient following the receipt of the Recipient’s claim and in the event of any deficiency in the documentation, the Minister will notify the Recipient and the Recipient shall immediately take action to address and rectify the deficiency.
(b)
Subject to the maximum Contribution amounts set forth in Subsection 4.1 and all other conditions contained in this Agreement, the Minister shall pay to the Recipient a percentage of the Eligible Costs set forth in the Recipient’s claim based on the sharing ratio identified in Paragraph 4.1 (a), in accordance with the Minister’s customary practices.
(c)
The Minister may request at any time that the Recipient provide satisfactory evidence to demonstrate that all Eligible Costs claimed have been paid.

8.5 Overpayment by Minister. Where the Minister determines that the amount of the Contribution disbursed exceeds the amount to which the Recipient is entitled, the Recipient shall repay to the Minister, promptly and no later than thirty (30) days from notice from the Minister, the amount of the overpayment together with interest at the Interest Rate from the date of the

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notice to the day of payment to the Minister in full. Any such amount is a debt due to Her Majesty and is recoverable as such.

9.
Reporting, Monitoring, Audit and Evaluation

9.1 Reports. The Recipient agrees to provide the Minister with the reports as described in Schedule 4- Reporting Requirements, to the Minister’s satisfaction.

9.2 Additional Information. Upon request of the Minister and at no cost to the Minister, the Recipient shall promptly elaborate upon any report submitted or provide such additional information as may be requested.

9.3 Minister’s Right to Audit Accounts and Records. The Recipient shall, at its own expense, maintain and preserve in Canada and make available for audit and examination by the Minister or the Minister’s representatives all books, accounts and records relating to this Agreement or the Project held by the Recipient, its Affiliated Persons, agents and contractors and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including repayment to the Minister. The Minister will have the right to conduct such audits at the Minister’s expense as may be considered necessary.

Unless otherwise agreed to in writing by the Minister, the Recipient and its Affiliated Persons, agents and contractors shall maintain and preserve all books, accounts, invoices, receipts and records and all other documentation related to this Agreement until the end of the Recipient Fiscal Year that ends seven (7) years after the fiscal year of the date on which they were created.

9.4 Auditor General Rights. The Recipient recognizes, acknowledges and accepts that the Auditor General of Canada may, at the Auditor General’s cost, after consultation with the Recipient, conduct an inquiry under the authority of subsection 7.1 (1) of the Auditor General Act in relation to any funding agreement (as defined in subsection 42 (4) of the Financial Administration Act) with respect to the use of the Contribution received.

For the purposes of any such inquiry undertaken by the Auditor General, the Recipient shall provide, upon request and in a timely manner, to the Auditor General or anyone acting on behalf of the Auditor General,

(a)
all records held by the Recipient, its Affiliated Persons, agents or contractors relating to this Agreement and the use of the Contribution provided under this Agreement; and
(b)
such further information and explanations as the Auditor General, or anyone acting on behalf of the Auditor General, may request relating to this Agreement or the use of the Contribution.

9.5 Access to Records. The Recipient shall, at all times, ensure that its agents, employees, assigns, contractors, and Affiliated Persons are obligated to provide to the Minister or the Auditor General or their authorized representatives records and other information that are in possession of those agents, employees, assigns, contractors, and Affiliated Persons and that relate to this Agreement or to the use of the Contribution.

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9.6 Access to Premises. The Recipient and its Affiliated Persons shall provide the representatives of the Minister reasonable access to premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or Project evaluation purposes.

9.7 Evaluation. The Recipient shall, at its own expense, participate in the preparation of case studies reporting on the outcomes of the Project, to be completed by the Minister or the Minister’s agents, in order to assist in the Minister’s preparation of an overall evaluation of the value and effectiveness of SIF.

10.
Representations, Warranties and Covenants

10.1 Representations. The Recipient represents and warrants that:

(a)
it is duly incorporated under Canadian law and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing, to preserve its legal capacity and to remain incorporated in a Canadian jurisdiction;
(b)
signatories to the Agreement have been duly authorized to execute and deliver this Agreement;
(c)
the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms;
(d)
it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings that could or would prevent compliance with the Agreement. The Recipient shall inform the Minister forthwith of any such occurrence;
(e)
it has not entered, and undertakes not to enter, without the Minister’s written consent, into any agreement that would prevent the full implementation of this Agreement;
(f)
the execution and delivery of this Agreement and the performance by the Recipient of its obligations hereunder will not, with or without the giving of notice or the passage of time or both:
(i)
violate the provisions of the Recipient’s by-laws, any other corporate governance document subscribed to by the Recipient or any resolution of the Recipient;
(ii)
violate any judgment, decree, order or award of any court, government agency, regulatory authority or arbitrator; or
(iii)
conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment

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lease, contract, permit, deed of trust or any other instrument or agreement by which it is bound;
(g)
it has obtained or will obtain all necessary licences and permits in relation to the Project, which satisfy the requirements of all regulating bodies of appropriate jurisdiction;
(h)
it owns or holds sufficient rights in any Intellectual Property required to carry out the Project; and,
(i)
the description of the Project in Annex 1 - Statement of Work is complete and accurate.

10.2 Covenants. The Recipient covenants and agrees that:

(a)
it is solely responsible for providing or obtaining the funding, in addition to the Contribution, required to carry out the Project and the fulfilment of the Recipient’s other obligations under this Agreement;
(b)
(i) No Material Change within the control of the Recipient and, if the Recipient is a private company, no Change of Control will be made without the prior written consent of the Minister. Notice of such Material Change or Change of Control must be delivered promptly to the Minister and in no event later than thirty (30) days prior to the proposed Material Change or Change of Control;

(ii) In the case where the Recipient is a public company, the Recipient shall notify the Minister in writing of any Change in Control no later than thirty (30) days following any Change in Control, and as a result of such Change in Control, the Minister may, at the Minister’s discretion, terminate the Agreement and may require that the Recipient pay to the Minister up to the Maximum Amount to be Repaid;

(c)
it shall retain possession and control of all Project Assets the cost of which has been contributed to by the Minister under the Agreement, and the Recipient shall not Dispose of the same without the prior written consent of the Minister, other than (i) in the ordinary course of business where the aggregate book value of such Project Assets for each occurrence is no greater than twenty-five thousand dollars ($25,000), and (ii) where the Maximum Amount to be Repaid has been paid in accordance with this Article 10;
(d)
it shall, in advance and in writing, and subject to Paragraphs 10.2 (b) and (c) of this Agreement, notify the Minister in the event of any Acquisition or Divestiture. In the case where the Recipient is a public company, the Recipient shall notify the Minister in writing of any Acquisition or Divestiture within 2 business days following any press release, or filing of a public regulatory notice in respect of such Acquisition or Divestiture;
(e)
that it shall not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project or satisfying any other of the Recipient’s obligations under this Agreement, including, without limitation, the making of repayments to the Minister hereunder;

SIF AGREEMENT NO. 811-811217

(f)
it shall comply with the federal visibility requirements set out in Schedule 2 - Communications Obligations; and
(g)
it shall comply with all laws and regulations applicable to it.

10.3 Renewal of Representations. It is a condition precedent to any disbursement under this Agreement that the representations, warranties and covenants contained in this Agreement are true at the time of payment and that the Recipient is not in default of compliance with any terms of this Agreement.

11.
Intellectual Property

11.1 Background Intellectual Property. The Recipient must own the Background Intellectual Property or hold sufficient Background Intellectual Property Rights to permit the Project to be carried out and the Project Intellectual Property to be exploited by the Recipient.

11.2 Project Intellectual Property. Ownership, exploitation and commercialization of the Project Intellectual Property to which the Minister has contributed, and the ownership of Project Intellectual Property Rights therefor, shall remain in Canada for the Term of this Agreement unless otherwise agreed to by the Minister.

11.3 License of Project Intellectual Property. The Recipient agrees not to grant any right or license to, any of the Project Intellectual Property without the prior written consent of the Minister, except in respect of an end-user licensee in conjunction with the sale of Resulting Products.

11.4 Protection of Project Intellectual Property. The Recipient shall take appropriate steps to protect and enforce the Project Intellectual Property. The Recipient shall provide information to the Minister in that regard, upon request.

11.5 Crown Ownership of Intellectual Property. The Crown will not have an ownership interest in the Project Intellectual Property nor will the Crown acquire new rights in Background Intellectual Property by virtue solely of having provided the Contribution. Rights attributed to the Crown in any other way including under the Public Servants Inventions Act are not in any way affected by this Agreement.

12.
Environmental and Other Requirements

12.1 The Recipient represents that the Project is not a “designated project” and is not being carried out on “federal lands” as such terms are defined in the Canadian Environmental Assessment Act, 2012 (“CEAA”).

12.2 The Recipient shall, in respect of the Project, comply with all federal, provincial, territorial, municipal and other applicable laws, including but not limited to, statutes, regulations, by-laws, rules, orders, ordinances and decrees governing the Recipient or the Project, or both, relating to environmental protection and the successful implementation of and adherence to any mitigation measures, monitoring or follow-up program that may be prescribed by the Minister or other

SIF AGREEMENT NO. 811-811217

federal, provincial, territorial, municipal tribunals or bodies, and certifies to the Minister that it has done so to date.

12.3 The Recipient will provide the Minister with reasonable access to any Project site for the purpose of ensuring that the terms and conditions of any environmental approval are met, and that any mitigation, monitoring or follow-up measure required has been carried out.

12.4 If as a result of changes to the Project or otherwise, an assessment is required in accordance with CEAA for the Project, the Minister and the Recipient agree that the Minister’s obligations under this Agreement will be suspended from the moment that the Minister informs the Recipient, until (i) a decision statement has been issued to the Recipient or, if applicable, the Minister has decided that the Project is not likely to cause significant adverse environmental effects or the Governor in Council has decided that the significant adverse environmental effects are justified in the circumstances, and (ii) if required, an amendment to this Agreement has been signed, setting out any conditions included in the decision statement.

12.5 Aboriginal consultation. The Recipient acknowledges that the Minister’s obligation to pay the Contribution is conditional upon Her Majesty satisfying any obligation that Her Majesty may have to consult with or to accommodate any Aboriginal groups, which may be affected by the terms of this Agreement.

12.6 Official Languages. The Recipient agrees that any public acknowledgement of the Minister’s public support for the Project will be expressed in both official languages.

13.
Indemnification and Limitation of Liability

13.1 Indemnification. Except for any claims arising from the gross negligence of, or willful misconduct by, the Minister’s employees, officers, agents or servants, the Recipient agrees, at all times, to indemnify and save harmless, the Minister and any of his officers, servants, employees or agents from all and against all claims and demands, actions, suits or other proceedings (and all losses, costs and damages relating thereto) by whomsoever made, brought or prosecuted (all of the foregoing collectively, the “Claims”), where such Claims are asserted or arise from the Minister being a Party to this Agreement and exercising his rights and performing his obligations under this Agreement, to the extent such Claims result from:

(a)
the Project, its operation, conduct or any other aspect thereof;
(b)
the performance or non-performance of this Agreement, or the breach or failure to comply with any term, condition, representation or warranty of this Agreement by the Recipient, its Affiliated Persons, its officers, employees and agents, or by a third party or its officers, employees, or agents;
(c)
the design, construction, operation, maintenance and repair of any part of the Project; or,
(d)
any omission or other wilful or negligent act or delay of the Recipient, its Affiliated Person or a third party and their respective employees, officers, or agents.

13.2 Limitation of Liability. Notwithstanding anything to the contrary contained herein, the Minister shall not be liable for any indirect, special or consequential damages of the Recipient

SIF AGREEMENT NO. 811-811217

nor for the loss of revenues or profits arising from, based upon, occasioned by or attributable to the execution of this Agreement, regardless of whether such a liability arises in tort (including negligence), contract, fundamental breach or breach of a fundamental term, misrepresentation, breach of warranty, breach of fiduciary duty, indemnification or otherwise.

13.3 Her Majesty, her agents, employees and servants will not be held liable in the event the Recipient enters into a loan, a capital or operating lease or other long-term obligation in relation to the Project for which the Contribution is provided.

14.
14. Default and Remedies

14.1 Event of Default. The Minister may declare that an Event of Default has occurred if:

(a)
the Recipient has failed or neglected to pay Her Majesty any amount due in accordance with this Agreement;
(b)
the Project is not completed in accordance with Schedule 1 - Statement of Work to the Minister’s satisfaction by the Project Completion Date or the Project is abandoned in whole or in part;
(c)
the Recipient has not, in the opinion of the Minister, met or satisfied a term, covenant or condition of this Agreement;
(d)
the Recipient becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute, from time to time in force, relating to bankrupt or insolvent debtors;
(e)
an order is made or the Recipient has passed a resolution for the winding up or dissolution of the Recipient, or the Recipient is dissolved or wound up;
(f)
the Recipient has, in the opinion of the Minister, ceased to carry on business or has sold all or substantially all of its assets;
(g)
the Recipient has not met or satisfied a term or condition under any other contribution agreement with Her Majesty;
(h)
the Recipient fails to fulfill any of the contractual obligations set out in this Agreement;
(i)
a representation, covenant, warranty or statement contained herein or in any document, report or certificate delivered to the Minister hereunder or in connection therewith is false or misleading at the time it was made; and
(j)
the Recipient fails to comply with the obligations regarding audit and evaluation, as set out in Section 9.

14.2 Notice and Rectification Period. Except in the case of an Event of Default under paragraphs (d), (e) and ( t) of Subsection 14.1 above, the Minister will not declare that an Event of Default has occurred unless the Minister has given written notice to the Recipient of the occurrence which, in the Minister’s opinion, constitutes an Event of Default and the Recipient fails, within thirty (30) days of receipt of the notice, either to correct the condition or event or demonstrate, to the satisfaction of the Minister that it has taken such steps as are necessary to correct the condition, failing which the Minister may declare that an Event of Default has occurred.

SIF AGREEMENT NO. 811-811217

14.3 Remedies on Default. Subject to any requirements of notice set out in section

14.2, if an Event of Default has occurred, the Minister may immediately exercise one or more of the following remedies, in addition to any remedy available at law:

(a)
suspend or terminate any obligation by the Minister to contribute or continue to contribute to the Eligible Costs including any obligation to pay any amount owing prior to the date of such suspension;
(b)
require the Recipient to repay to the Minister all or part of the Contribution paid by the Minister, together with interest from the day of demand at the Interest Rate;
(c)
require the Recipient to pay the Minister the total of all amounts required to be repaid pursuant to this Agreement or the Maximum Amount to be Repaid, whichever shall be the greater, less any amount already repaid to the Minister together with interest from the day of demand at the Interest Rate;
(d)
terminate the Agreement; and
(e)
post a notice on a Government of Canada website disclosing that the Recipient has committed an Event of Default under the provisions of this Agreement and describing generally the remedies, if any, that the Minister has accordingly exercised.

14.4 The Recipient acknowledges the policy objectives served by the Minister’s agreement to make the Contribution, that the Contribution comes from the public monies, and that the amount of damages sustained by Her Majesty in an Event of Default is difficult to ascertain and therefore, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this Agreement and to do so in the manner provided for in this Agreement, if an Event of Default occurs.

15.
Miscellaneous

15.1 Compliance with Lobbying Act. The Recipient warrants and represents:

(a)
that it has filed all Lobbying Act returns required to be filed in respect of persons employed by the Recipient who communicate and/or arrange meetings with Public Office Holders as part of their employment duties, and that it will continue to do so;
(b)
that it has not contracted with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent in any way upon the success of such person arranging meetings with Public Office Holders, or upon the approval of the Recipient’s application for SIF funding, or upon the amount of SIF funding paid or payable to the Recipient under this Agreement;
(c)
that it will not contract with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent upon the success of such person arranging meetings with Public Office Holders, or upon the amount of SIF funding paid or payable to the Recipient under this Agreement;
(d)
all persons who are or have been contracted by the Recipient to communicate and/or arrange meetings with Public Office Holders in respect of this Agreement are in full compliance with the registration and other requirements of the Lobbying Act; and

SIF AGREEMENT NO. 811-811217

(e)
it shall at all times ensure that any persons contracted to communicate and/or arrange meetings with Public Office Holders in respect of the Agreement are in full compliance with the requirements of the Lobbying Act.

15.2 Members of Parliament. The Recipient represents and warrants that no member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in this Agreement.

15.3 Compliance with Post-Employment Provisions. The Recipient confirms that no current or former public servant or public office holder to whom the Values and Ethics Code for the Public Service, the Values and Ethics Code for the Public Sector, the Policy on Conflict of Interest and Post-Employment or the Conflict of Interest Act apply, will derive a direct benefit from this Agreement unless the provision or receipt of such benefits is in compliance with such legislation and codes.

15.4 The Recipient acknowledges that the representations and warranties in this section are fundamental terms of this Agreement. In the event of breach of these, the Minister may exercise the remedies set out in Subsection 14.3.

16.
Confidentiality.

16.1 Consent Required. Subject to Schedule 2 - Communications Obligations, the Access to Information Act, the Privacy Act and the Library and Archives Act of Canada, each Party shall keep confidential and shall not without the consent of the other Party disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

16.2 International Dispute. Notwithstanding Subsection 16.1 of this Agreement, the Recipient waives any confidentiality rights to the extent such rights would impede Her Majesty from fulfilling her notification obligations to a world trade panel for the purposes of the conduct of a dispute, in which Her Majesty is a party or a third party intervener. The Minister is authorized to disclose the contents of this Agreement and any documents pertaining thereto, whether predating or subsequent to this Agreement, or of the transactions contemplated herein, where in the opinion of the Minister, such disclosure is necessary to the defense of Her Majesty’s interests in the course of a trade remedy investigation conducted by a foreign investigative authority, and is protected from public dissemination by the foreign investigative authority. The Minister shall notify the Recipient of such disclosure.

16.3 Financing, Licensing and Subcontracting. Notwithstanding Subsection 16.1 of this Agreement, the Minister hereby consents to the Recipient disclosing this Agreement, and any portion or summary thereof, for any of the following purposes:

(a)
securing additional financing;
(b)
licensing for commercial exploitation; or
(c)
confirming to agents, contractors and subcontractors of the Recipient that all agents, contractors and subcontractors must agree to provide the Minister and the

SIF AGREEMENT NO. 811-811217

Auditor-General with access to their records and premises, provided that any person to whom this Agreement or any portion or summary thereof is disclosed shall execute a non-disclosure agreement prior to such disclosure.

16.4 Repayments. Notwithstanding Subsection 16.1 of this Agreement, the Minister may disclose any information relating to the amount of each repayment made by the Recipient whether due or paid.

17.
General

17.1 Debt due to Canada. Any amount owed to Her Majesty under this Agreement shall constitute a debt due to Her Majesty and shall be recoverable as such. Unless otherwise specified herein, the Recipient agrees to make payment of any such debt forthwith on demand.

17.2 Interest. Debts due to Her Majesty will accrue interest in accordance with the Interest and Administrative Charges Regulations, in effect on the due date, compounded monthly on overdue balances payable, from the date on which the payment is due, until payment in full is received by Her Majesty. Any such amount is a debt due to Her Majesty and is recoverable as such.

17.3 Set-off Rights of Minister. Without limiting the scope of the set-off rights provided for under the Financial Administration Act, it is understood that the Minister may set off against the Contribution any amounts owed by the Recipient to the Minister under legislation or contribution agreements and the Recipient shall declare to the Minister all amounts outstanding in that regard when making a claim under this Agreement.

17.4 No Assignment of Agreement. No Party shall assign the Agreement or any part thereof without the prior written consent of the Minister. Any attempt by a Party to assign this Agreement or any part thereof, without the express written consent of the Minister, is void.

17.5 Annual Appropriation. Any payment by the Minister under this Agreement is subject to there being an appropriation for the Government Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that departmental funding levels are changed by Parliament. If the Minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the Minister and the Recipient agree to review the effects of such a shortfall in the Contribution on the implementation of this Agreement.

17.6 Successors and Assigns. This Agreement is binding upon the Recipient, its successors and permitted assigns.

17.7 Event of Force Majeure. The Recipient will not be in default by reason only of any failure in the performance of the Project in accordance with Schedule 1 -Statement of Work if such failure arises without the fault or negligence of the Recipient and is caused by any event of Force Majeure.

17.8 Applicable Law. This Agreement will be interpreted in accordance with the laws of the province of Ontario and federal laws of Canada applicable therein. The word “law” used herein has the same meaning as in the Interpretation Act, as amended.

SIF AGREEMENT NO. 811-811217

17.9 Dispute Resolution. If a dispute arises concerning the application or interpretation of this Agreement, the Parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the Parties consent in writing, resolve the matter through mediation or arbitration by a mutually acceptable mediator or by arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), as amended, and all regulations made pursuant to that Act.

17.10 No Amendment. No amendment to this Agreement shall be effective unless it is made in writing and signed by the Parties hereto.

17.11 Contribution Agreement Only. This Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in this Agreement, the Parties relationship or actions is intended to create, or be construed as creating, a partnership, employment or agency relationship between them. The Recipient is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Her Majesty or to represent itself as an agent, employee or partner of Her Majesty, including in any agreement with a third party, nor shall the Recipient make a promise, agreement or contract and incur any liability on behalf of Her Majesty, and the Recipient shall be solely responsible for any and all payments and deductions required by the applicable laws.

17.12 No Waiver. The rights and remedies of the Minister under this Agreement shall be cumulative and not exclusive of any right or remedy that he or she would otherwise have. The fact that the Minister refrains from exercising a remedy he or she is entitled to exercise under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

17.13 Consent of the Minister; Opinion of the Minister. Whenever this Agreement provides for the Minister to render a decision or for the Recipient to obtain the consent or agreement of the Minister, such decision shall be reasonable on the facts and circumstance and such consent or agreement will not be unreasonably withheld but the Minister may make the issuance of such consent or agreement subject to reasonable conditions. Whenever this Agreement provides for the “Minister is of the opinion” or “in the opinion of the Minister” or words to similar effect, it will be read to require an opinion reasonably formed by the Minister on the basis of conditions, circumstances, and facts that are reasonably known to the Minister.

17.14 No conflict of interest. The Recipient and its Affiliated Persons, consultants and any of their respective advisors, partners, directors, officers, shareholders, employees, agents and volunteers shall not engage in any activity where such activity creates a real, apparent or potential conflict of interest in the sole opinion of the Minister, with the carrying out of the Project. For greater certainty, and without limiting the generality of the foregoing, a conflict of interest includes a situation where anyone associated with the Recipient owns or has an interest in an organization that is carrying out work related to the Project.

17.15 Disclose Potential Conflict of Interest. The Recipient shall disclose to the Minister without delay any actual or potential situation that may be reasonably interpreted as either a conflict of interest or a potential conflict of interest.

SIF AGREEMENT NO. 811-811217

17.16 Severability. Any provision of this Agreement which is prohibited by law or otherwise deemed ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

17.17 Signature in Counterparts. This Agreement may be signed in counterparts and such counterparts may be delivered by acceptable electronic transmission, including portable document format (PDF), each of which when executed and delivered is deemed to be an original, and when taken together, will constitute one and the same Agreement.

17.18 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are to the currency of Canada.

17.19 Tax. The Recipient acknowledges that financial assistance from government programs may have tax implications for its organization and that advice should be obtained from a qualified tax professional.

18.
Contact Information & Notices

18.1 Form and Timing of Notice. Any notice or other communication under this Agreement shall be made in writing. The Minister or the Recipient may send any written notice by any pre-paid method, including regular or registered mail, courier or email. Notice will be considered as received upon delivery by the courier, upon the Party confirming receipt of the email or one (1) day after the email is sent, whichever the sooner or five (5) calendar days after being mailed.

18.2 Any notices to the Minister in fulfillment of obligations such as claims, reporting, and any other documents stipulated under this Agreement, will be addressed to:

Strategic Innovation Fund

Attn: Senior Director

8th Floor

235 Queen Street

Ottawa, Ontario KIA OH5

Fax No: (613) 954-5649

Email address: to be provided by SIF upon request from the Recipient.

Notwithstanding the foregoing, claims forms will not be sent by email unless otherwise agreed to in writing by the Minister.

18.3 Any notices to the Recipient will be addressed to:

exactEarth Ltd.

Attn: Peter Dorcas, Vice President Business Development

260 Holiday Inn Drive, Unit 30, Building B

Cambridge, ON, N3C 4E8

Fax No: (519) 623-8575

Email address: to be provided by the Recipient to SIF.

SIF AGREEMENT NO. 811-811217

18.4 Change of Contact Information. Each of the Parties may change the address, which they have stipulated in this Agreement by notifying in writing the other Party of the new address, and such change shall be deemed to take effect fifteen (15) calendar days after receipt of such notice.

19.
Language of Agreement

19.1 The Parties hereto confirm that it is their wish that this Agreement as well as all other documents relating thereto, including notices, have been and will be drawn up in English only.

Les parties aux presentes confirment que c’est leur volonte que cette convention de meme que tousles documents, y compris les avis s’y rattachant, soient rediges en anglais seulement.

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SIF AGREEMENT NO. 811-811217

IN WITNESS WHEREOF the Parties hereto have executed this Agreement through duly authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

as represented by the Minister of Industry

EXACTEARTH LTD.

Per:
	Peter Mabson, Chief Executive Officer exactEarth Ltd.	Date

I have the authority to bind the Corporation.

SIF AGREEMENT NO. 811-811217

SCHEDULE 1 -STATEMENT OF WORK (SOW)

Satellite Monitoring for Advanced Real Time - Maritime Information

1.
Main Objective

The project is a critical upgrade and expansion to integrate new powerful capabilities into exactEarth's existing satellite network, processing environments, and data service products. The new system will allow exactEarth to take advantage of a new market segment (persistent real-time services) and maintain its global leadership position in maritime surveillance.

The new capabilities will include new high detection spectrum satellite assets (Maritime Monitoring and Messaging Microsatellite and Paz satellite), new real-time hosted payloads on the Iridium NEXT satellites and advanced real-time big data analytics to uniquely exploit information from the vast quantity of maritime data collected by satellites. The new system will collect information across the entire maritime frequency band and provide a unique persistent real-time global coverage designed to meet current and growing needs of governments and the maritime community for the next 15 years.

2.
Activities

2.1 Activity #1: Data Collection and Generation

Description: exactEarth’s ability to provide service to customers is directly related to its ability to collect and generate valuable data in a timely and accurate fashion. Data Collection and Generation covers the continuing development of network infrastructure, which includes space satellites, ground stations and data processing centres (DPC). All these network elements are controlled from exactEarth’s network operations centre (NOC) in Cambridge, Ontario. The NOC determines how the infrastructure assets are deployed, scheduled, maintained and monitored.

For this Activity, the scope of the work would include adding new assets to the space segment (satellites) and improving the effectiveness of the system, including increasing the number of unique vessels being detected via satellite, improving detection rates in varying conditions of ship density, reducing the latency (the time required for a detected AIS message to reach the overall data feed) and increasing the refresh/revisit rates for vessels (that is, increasing the number of messages per vessel to better track its movement more frequently through more frequent overhead satellite passes and better probability of message detection).

Related to the scope of adding more network assets to collect data is the generation of more data from that collected, specifically from the ASM channels (application specific messages), which are used for ClassB vessels (small ships). For instance, one method of

AIS data collection from satellites is the digitization of frequency spectrum in which the AIS messages are embedded. ExactEarth has patented decollision technology which extracts the AIS messages from the spectrum files that are downlinked from the satellite to the DPCs. The spectrum files have no value to our customers but the extracted AIS messages certainly do. Thus, the scope from a data generation perspective is to improve the decollision performance- process

SIF AGREEMENT NO. 811-811217

data faster and with high accuracy. There are also remote terminals that operate as part of our ‘extended’ network. These remote terminals allow satellite tracking of Class B vessels, which cannot be adequately tracked using means used for conventional Class-A ships, mainly because the allowed transmit power of these Class B remote terminals is much lower. The development of exactEarth technology for Class B terminals are to use special data-coding schema and specifications that exactEarth owns and shares with our hardware partners (terminal equipment). The coding is used to overcome the lack of transmit power). exactEarth defines the content of the messages (using the ITU standard) so that upon detection, exactEarth’s network can properly process (decode) and route the generated data to customers. The scope of the work will seek improvements to the Class B detection system including alternative approaches to the coding scheme and how this is implemented in better remote terminals.

Investigations in how the technology principles behind satellite based AIS detection to small vessels can be applied to related (or adjacent) applications for additional commercial exploitation. For instance, developing two-way communication for maritime vessels using small sats (AIS technology is one-way communication). To control the network infrastructure, the NOC uses software tools to task and monitor the network infrastructure. As the network will evolve and grow based on the scope already described above, the NOC’s, the tool set must be updated so that it is always capable of controlling the network. Monitoring of the network is necessary to determine the data throughput (how much and how fast), the quality of the data (minimizing gaps in coverage and preventing erroneous data), and the effectiveness of the network in its purpose of sending collected data to customers. The scope of monitoring within this major activity seeks improvements such as data recording and reviewing satellite telemetry. It also includes creating new tools to measure and track key performance metrics which are designed to help in evaluating the impacts of network scheduling and any related tasking changes that are required to be made.

Expected Outcomes: The scope of work would include the tasks given in the following table. As the tasks planned at the beginning of the proposal will be subject to external factors, such as market conditions, identification of new technologies, etc., there will be periodic reviews conducted to ensure that any necessary adjustments are made to the specific tasks of this major activity while keeping aligned with the original objectives to improve and grow the ability to collect and generate data using our evolving infrastructure.

SIF AGREEMENT NO. 811-811217

Adjustments may include adding to (or reducing) the scope of a particular sub-activity, creating (or abandoning) sub-activities to take advantage of new opportunities.

ID	Sub Activity	Description	Expected Outcome

1	Commissioning exactView-7 (EV7/M3MSat	Complete The Commissioning Steps necessary to make EV7 production- ready and integrated (added)into the Generation 1 constellation.	EV7 demonstrate all performance requirements and collected EV7 data is permitted into our production data feed
2	Commissioning exactView-8 (EV8/PAZ)	Complete the commissioning steps necessary to make EV8 production- ready and integrated (added) into the Generation 1 constellation.	EV8 demonstrates all performance requirements and collected EV8 data is permitted into our production data feed
3	Complete exactView Real Time (EVRT) Constellation Deployment	Full complement of EVRT payloads are launched into orbit in final configuration ready for full Generation 2 AIS service.	EVRT meets requirements for full deployment with all payloads tested and characterized Data collected from the full constellation is permitted into our production data feed.
4	Complete VOES demonstration system	Simplified two-way ship-to-station communication to demonstrate VOES technology capability using CubeSat technology and remote (ship-based) terminal station	Use cases in test document are satisfactorily demonstrated Final report is accepted by stakeholders.
5	EVRT Flight Applications Upgrade

Design, development and implementation of applications to be uploaded as firmware upgrades to the EVRT constellation. Applications may be improvements on existing functionality (for example, detection improvement of AIS signals) or new applications defined by business needs.

Flight apps are released for production use after following a defined design process including testing.
6	Establish exactTrax Initial Service	Roll-out exactTrax service through use of exactEarth defined technology in partnership with key vendors providing remote terminals. Targeted at small vessels (Class B) with for location detection	ExactEarth coding algorithms integrated into vendor units for detecting Class B vessels. Field trials completed. Service fully introduced

SIF AGREEMENT NO. 811-811217

7	Establish exactASM Initial Service

Roll-out exactASM service through use of exactEarth defined technology in partnership with key vendors providing remote terminals.

Upscaling of exactTrax service,

targeted at small vessels (Class B) with increased messaging capability.

ExactEarth coding algorithms integrated into vendor units for detecting Class B vessels. Field trials completed. Service fully introduced.
8	EVRT Performance Metrics Development	Develop a system of reporting metrics to determine the operating performance of EVRT by building upon existing tools and ephemeris data and detected messages. Automate the tool set	Accepted roll-out of the metrics tool kit
9	Generation 1 Performance Metrics Improvement	Improve the measurement metrics used to determine the operating performance of Generation 1 constellation. Use ephemeris data and detected messages. Automate the tool set.	Accepted roll-out of the metrics tool kit
10	EVRT On Board Performance Improvements

Improve EVRT payloads through satellite system optimization with our EVRT partners. This seeks to improve on satellite system parameters such as duty cycle, data rate, etc., that allow the payloads to increase performance

Satellite system budget to EVRT payloads are increased/improved such that data generation from the system is increased
11	EVRT Tasking Enhancements	Using knowledge of the EVRT applications and performance metrics, implement improvements to the tasking system for EVRT.	Tasking Process is updated and approved for use: System to be closed loop with changes formally review and controlled
12	Generation 1 Additional Applications	Exploit the Generation 1 payloads initially developed for AIS signal detection for adjacent uses to increase the utilization of the Generation 1 constellation	Roll-out of new uses for Generation 1.

SIF AGREEMENT NO. 811-811217

13	EVRT Additional Applications	Exploit EVRT payloads initially developed for AIS signal detection for adjacent uses to increase the utilization.	Roll-out of new uses for EVRT
14	exactTrax Service Upgrade	Improve exactTrax through upgrades to technology used to deliver the service, such as changes to remote terminals, changes to data generation (i.e., modulation, coding schema, etc.)	Successful introduction of the next generation of exactTrax Service with demonstrated performance improvements in data generation.
15	exactASM Service Upgrade	Improve exactASM through upgrades to technology used to deliver the service, such as changes to remote terminals, changes to data generation (i.e., modulation, coding schema, etc.)	Successful introduction of the next generation of exactTrax Service with demonstrated performance improvements in data generation.
16	Data Generation Improvements	Improve capability to extract AIS data from raw AIS spectrum files collected by satellites (i.e., signal decollision).	Successful introduction of next version of data generation software (decollider) with demonstrated performance improvements.

2.2 Activity #2: Data Management, Monitoring and Distribution

Description:

This Activity covers the scale-up of exactEarth’s data infrastructure to accommodate planned new incoming data flows from Major Activity #1 along with flows from existing incoming sources. As new assets are brought online and new services introduced (including data exploitation products which introduce new and variable demands) the data management becomes more complex.

The primary goal overall is to ensure that stable High Reliability Data Management & Distribution platforms, networks and systems are in place. Specifically, exactEarth would be investing to scale-up a highly automated data factory with high throughput and flexible storage; automated monitoring, alerting and escalation systems; globally distributed systems for world-wide responsiveness; a high-reliability and fault tolerant software and hardware architecture; and scalable front-end data delivery services.

Upgraded systems would provide customers with a high confidence that the data they rely on is secure from tampering. Cloud and in-house architectures would be compared to identify a cost effective and environmentally friendly deployment strategy. Software development activities in this work package center on providing scalable AP is and delivery mechanisms for the increased volume of data, and on enhancing visualization tools to improve both the handling of big data and their responsiveness from all areas of the globe.

SIF AGREEMENT NO. 811-811217

Expected Outcomes: The scope of work would include the tasks given in the following table. Adjustments may include adding to (or reducing) the scope of a particular sub-activity, creating (or abandoning) sub-activities to take advantage of new opportunities.

ID	Sub-activity	Description	Expected Outcome
1	Planning Phase	The main tasks are broken out into more detail following the scope, cost and schedule constraints set forth in this proposal.
•
99.97% uptime for all products, encompassing the entire processing chain from data reception to product delivery
•
<IO second transfer time for real- time data from time of data reception to product delivery
•
< 5-minute delivery for derived analytic data from time of data reception to availability of analytic data
•
Flat energy costs in data processing centers (DPC) to achieve both cost and energy efficiency goals
•
High security computing environment with zero loss of company IP or customer data
•
Data access and visualization technologies which provide low- impedance, highly responsive access all maritime data and analytics
•
Updated document set of processes and procedures to control changes and maintain performance (cost, reliability and security).

2	Requirements Phase

Determining how the upgraded facility (or facilities) will look based on defined need (including consideration from Major Activities #1 and #3), constraints identified during Planning and technology trade-offs that consider throughput, reliability, operating metrics and security.

3	Upgrade Development Phase	Establish the data infrastructure in test environments and focussed implementation. Review of the results and plans is a necessary step before moving to the next stage (Operational readiness review).
4	Upgrade Roll-out

Move from test environments to production environments on a full- scale basis while addressing all requirements. Buy-off required from Operations Management is the key controlling factor (Production Hand-

over)

5	Operational Monitoring

Performing careful oversight of the upgraded system during the initial timeframe of being rolled-out and in service. Perform minor adjustments as required and determine the performance effectiveness (Operations Upgrade Performance

Review).

SIF AGREEMENT NO. 811-811217

6	Process and Procedures

Document or update operational

procedures developed during the upgrade to formalize their ongoing application. This includes such items as issue reporting (ticketing, escalation) and performance management (dashboard) reporting

7	New Service Introduction	As the outputs from the other major activities come into being, update the process for formal introduction into the updated data factory
8	Operational Adjustments

Using a controlled change process (existing or updated), identify adjustments to be made to the new data infrastructure based on the cumulative effect of improvements made during this major activity. This is analogous to fine-tuning the system. The tasks will be broken down into the next level detail during the planning stage of the program and in coordination with the other major activities to ensure upgrade timing does not conflict the other scheduled events. It may be determined to segment the upgrade into smaller subsegments (addressing main elements of the data factory as focussed main tasks instead of tackling the entire system as a whole enterprise, which may prove too large in overall scope to address without taking unnecessary risks).

2.3 Activity #3: Data Exploitation

Description: The objective of Data Exploitation is to take advantage of the outcomes from Activity #1 (Data Collection and Generation) to extend exactEarth’s competitive advantage into new and existing markets through intelligent analysis and synthesis with other datasets. The scope of work is to extract further information from the raw data, derive new and useful products from the dataset and synthesize the exactEarth data with other data sources such as radar, optical imagery and environmental data (such as temperature, current, wave height, weather) to create hybrid data products and derived products.

SIF AGREEMENT NO. 811-811217

exactEarth would carry out this activity using a combination of internal development and partnerships with Canadian subcontractors who bring either domain expertise (e.g. illegal fishing, commercial route planning) or technological expertise (e.g. big data, deep learning). The range of possible data enhancements is large and exactEarth expects to pursue other forms of data exploitation as new market opportunities present themselves.

Expected Outcomes: The scope of work includes the tasks given in the following table. Adjustments may include adding to (or reducing) the scope of a particular sub-activity, creating (or abandoning) sub-activities to take advantage of new opportunities.

ID	Sub-activity	Description	Expected Outcome
1. AIS Augmentation
1.1	Doppelganger Segregation

Identify vessels that are sharing common transponder identifiers and automatically associate incoming data with the correct hull, ensuring that the data is appropriate segregated to a real vessel and not intermingled

Distribution, search, filter and display tools all provide access to data appropriately segregated to a single vessel
1.2	Positional anomaly detection	Identify incoming messages where the reported position is incorrect. Identify vessels with a recurring pattern of reporting incorrect positions.

Anomalous messages are identified automatically and flagged in the search database to support analysis. Automated analysis summarizes message details and generates vessel anomaly metrics, which are available to customers

1.3	Position verification	Compute an independent assessment for the vessel position which can be used to corroborate the report position, or to provide an estimated position when the reported position is	Estimated vessel positions are calculated automatically and stored in the database for analysis. Results available to customers through searchable services
1.4	Integration of high- res and low-res AIS position reports	Integrate AIS position reports of differing accuracy and resolution into a common vessel history	Customers can access complete vessel histories without confusion about the quality of individual data points.

SIF AGREEMENT NO. 811-811217

2 Vessel Behavioural Analysis
2.1	Use of illegal fuels	Identify vessels which burn green fuels within monitor areas, but switch to illegal fuels to save costs in open ocean.	Customers can access reports of illegal fuel usage and include historical events of illegal fuel usage in vessel history reports.
2.2	Illegal fishing	Identify vessels which are engaged in illegal fishing activities	Customers can access reports of illegal fishing and include historical events of illegal fishing in vessel history reports.
2.3	Encroachment	Identify vessels which are encroaching on restricted areas such as Marine Protected Areas	Customers can access reports of encroachment and include historical events of encroachment in vessel history reports.
3. Route Analytics
3.1	Vessel location prediction	Predict the location of a vessel at a given point in time, either interpolating a location between historical observations or forecasting a position into the future.	Customers can access estimated vessel positions on demand with associated metrics of estimated variance and likely error.
3.2	ETA analysis	Predict the likely arrival time of a vessel at a given port or in its stated destination	Customers can perform ETA analysis through user interfaces or APis. ETA information is presented automatically in association with vessels that have a stated destination
4. Route Optimization
4.1	Weather avoidance	Calculate routes for vessels to avoid inclement weather	Customers can perform route calculations in different scenarios
4.2	Fuel Optimization	Calculate routes for vessels to optimize fuel consumption, including environmental factors such as currents, weather, traffic	Customer can predict their fuel consumption and plan routes that are most economical thereby providing operational cost savings
5. Data Synthesis
5.1	Radar fusion	Integrate exactEarth data with radar imagery to augment detected vessels with additional metadata (name, course, heading, destination, etc.)	Customers have access to exactEarth services for combining radar and exactEarth data

SIF AGREEMENT NO. 811-811217

5.2	Optical fusion	Integrate exactEarth data with optical imagery to augment detected vessels with additional metadata (name, course, heading, destination, etc.)	Customers have access to exactEarth services for combining optical imagery and exactEarth data
5.3	Environmental fusion (temperature, current, wave height)	Integrate exactEarth data with environmental data to present a comprehensive view of the maritime environment situation	Customers have access to data representing the maritime environmental picture

SIF AGREEMENT NO. 811-811217

FORM A - Master Schedule (Gantt Chart)

SIF - exactEarth SMART-MI Program

ID	ℹ	Task Mode	Task Name	Duration	Start	Finish
1			SIF - exactEarth SMART-MI - Execution Date	0 days	2018-02-13	2018-02-13
2			SIF - exactEarth SMART-MI - Completion Date	0 days	2021-02-12	2021-02-12
3						
4			**Major Activity #1: Data Collection and Generation**	**740 days**	**2018-02-13**	**2021-02-01**
5			Commissioning EV7 (M3MSat)	95 days	2018-02-13	2018-06-28
6			Commissioning EV8 (PAZ)	115 days	2018-02-13	2018-07-27
7			exactView RT Constellation Deployment	192 days	2018-02-13	2018-12-14
8			VDES Demonstration System	255 days	2018-02-13	2019-03-25
9			EVRT Flight Applications Upgrade	740 days	2018-02-13	2021-02-01
14			Establish exactTrax Initial Service	30 days	2018-02-13	2018-03-27
15			Establish exactASM Initial Service	95 days	2018-02-13	2018-06-28
16			EVRT Performance Metrics Development	250 days	2018-02-13	2019-03-18
17			EVRT On-Board Performance Improvements	221.97 days	2018-07-09	2019-06-26

2019
2020
2021
2022
02-13
02-12

SIF - exactEarth Program Schedule - V1 - 2018-06.mpp Page 1 2018-06-07

SIF AGREEMENT NO. 811-811217

SIF - exactEarth SMART-MI Program

ID		Task Mode	Task Name	Duration	Start	Finish
21			EVRT Tasking Enhancements	256 days	2018-12-17	2019-12-19
22			Generation 1 Additional Applications	550 days	2018-07-30	2020-10-19
23			EVRT Additional Applications	530 days	2019-01-08	2021-01-18
24			exactTrax Service Upgrade	256 days	2018-09-27	2019-10-30
25			exactASM Service Upgrade	256 days	2019-02-06	2020-01-29
26			Data Generation Software Improvements	500 days	2018-02-13	2020-03-02
27						
28			Major Activity #2: Data Management, Monitoring & Distribution	660 days	2018-02-13	2020-10-12
29			Planning Phase	30 days	2018-02-13	2018-03-27
30			Requirements Gathering	30 days	2018-02-28	2018-04-11
31			Upgrade Development	120 days	2018-03-28	2018-09-18

2019
2020
2021
2022
4th Quarter
1st Quarter
2nd Quarter
3rd Quarter
4th Quarter
1st Quarter
2nd Quarter
3rd Quarter
4th Quarter
1st Quarter
2nd Quarter
3rd Quarter
4th Quarter
1st Quarter

SIF - exactEarth Program Schedule - V1 - 2018-06.mpp Page 2 2018-06-07

SIF AGREEMENT NO. 811-811217

SIF - exactEarth SMART-MI Program

ID	Indicators	Task Mode	Task Name	Duration	Start	Finish
32			Upgrade Roll-out	120 days	2018-09-19	2019-04-15
33			Operational Monitoring	40 days	2019-04-16	2019-06-10
34			Process and Procedures	120 days	2019-04-16	2019-09-30
35			New Service Introduction	350 days	2019-06-11	2020-10-12
36			Operational Adjustments	350 days	2019-06-11	2020-10-12
37						
38			**Major Activity #3: Data Exploitation**	**649 days**	**2018-02-13**	**2020-09-25**
39			**AIS Augmentation**	**306 days**	**2018-02-13**	**2019-06-04**
44			**Vessel Behavioural Analysis**	**376 days**	**2019-01-07**	**2020-06-15**
48			**Route Analytics**	**275 days**	**2018-08-13**	**2019-10-11**
51			**Data Synthesis**	**486 days**	**2018-11-06**	**2020-09-25**

2019
2020
2021
4th Quarter
1st Quarter
2nd Quarter
3rd Quarter
4th Quarter
1st Quarter
2nd Quarter
3rd Quarter
4th Quarter
1st Quarter
2nd Quarter
3rd Quarter
4th Quarter

SIF - exactEarth Program Schedule - V1 - 2018-06.mpp
Page 3
2018-06-07

SIF AGREEMENT NO. 811-811217

FORM B - MILESTONES

Project Phases and Major Milestone Groups		Anticipated Date
1	Data Collection and Generation	Feb 12, 2021
2	Data Management, Monitoring and Distribution	Feb 12, 2021
3	Data Exploitation	Feb 12, 2021

FORM Cl -ELIGIBLE COSTS BREAKDOWN

Description of Activity Area*		Estimated Eligible Costs ($)
		Direct Costs						Indirect Costs (Overhead)**	Total
		Direct Labour Costs	Direct Materials	Subcontracts and Consultants	Other Direct Costs	Equipment	Land& Buildings
1	Data Collection and Generation	1,644,477	0	2,155,238			0	473,997	4,273,712
2	Data Management, Monitoring, and Distribution	3,297,705	0	118,868		1,200,000	0	950,515	6,567,088
3	Data Exploitation	2,558,134	0	276,101			0	737,345	3,571,580
	Total Eligible Costs	7,500,316	0	3,550,207	0	1,200,000	0	2,161,857	14,412,380

*Note: Titles of Activity areas enumerated and described in the SOW.

All claims and costs are to be in accordance with Schedule 3 - Cost Principles and Schedule 4 -Reporting Requirements.

**Indirect Costs (overhead) shall be calculated at a fixed rate of 55% ofDirect Labour Costs and will not exceed 15% of Eligible Costs.

SIF AGREEMENT NO. 811-811217

FORM C2- ESTIMATED COST BREAKDOWN BY FISCAL YEAR

Fiscal Year (Ending March 31)	Total Estimated Eligible Costs ($)	SIF Contribution cash flow to the Project ($)
2018-2019	6,349,923	3,174,962
2019-2020	4,225,368	2,112,684
2020-2021	3,837,089	1,918,544
Total	14,412,380	7,206,190

SIF AGREEMENT NO. 811-811217

FORM D- PROJECT LOCATION AND COSTS

Project Location	Work Performed	Estimated % of Total Eligible Costs
Cambridge, ON	Activities #1 to 3 except subcontract work and services outside of Canada	90%
Florida, USA	Subcontract work and services, not available in Canada or cannot be performed in Canada.	10%
Total Eligible Costs	All Activities	100%

SIF AGREEMENT NO. 811-811217

SCHEDULE 2- COMMUNICATIONS OBLIGATIONS

Nothing in this Agreement shall be interpreted as preventing the fulfilment by the Recipient of its reporting obligations under applicable securities laws.

SECTION A: RECIPIENT’S RELEASE OF INFORMATION RELATED TO THE PROJECT AT TIME OF ANNOUNCEMENT OF PROJECT FUNDING

1.
The Minister will inform the Recipient of the date on which the first public announcement is to be made and the Recipient shall not disclose the existence of this Agreement until such date.
2.
The Recipient shall invite representatives of SIF to be present at any official announcement organized by the Recipient and shall inform the public of SIF’s support in the Project.
3.
For information purposes, in planning a public announcement, the Recipient shall contact the SIF to obtain advice on Government of Canada protocol guidelines for public ceremonies.

SECTION B: RELEASE OF INFORMATION RELATED TO THE AGREEMENT THROUGHOUT ITS TERM

The following subsections apply to public announcements concerning this Agreement throughout the Term:

1.
The Recipient hereby consents to public announcements, including, without limitation, the posting from time to time on a Government of Canada web site, by or on behalf of the Minister of any of the following information:
(a)
Name of the Recipient;
(b)
Amount of the Contribution, a description of the Project, the location of the Project and identification of the anticipated Project results and public policy benefits thereof;
(c)
Payments payable or paid by the Recipient to the Minister; and
(d)
Information resulting from any enforcement under Subsection 14.3.
2.
The Recipient shall inform the Minister of any public announcement, publications or presentation in regard to this Agreement (e.g., award ceremonies, conferences, news releases, etc.) and shall use statements approved by the Minister when these include information regarding the participation of SIF.

SIF AGREEMENT NO. 811-811217

SCHEDULE 3 - COST PRINCIPLES

SIF PROJECT COST PRINCIPLES

1.
GENERAL PRINCIPLE

The Eligible Costs of the Project are the sum of the applicable direct and indirect costs which are non-recurring and, in the opinion of the Minister, are, or must reasonably and necessarily be, incurred and/or allocated in the carrying out of the Project by the Recipient. These costs must be determined in accordance with the Recipient’s cost accounting practices as accepted by the Minister and applied consistently over time. The cost accounting system should clearly establish an audit trail that supports all cost claims, in particular, the Direct Labour Costs, as described below, should clearly indicate the allocation of an employee’s hours worked on the Project.

2.
REASONABLE COSTS

A cost is reasonable if the nature and amount do not exceed what would be incurred by an ordinary prudent person in the conduct of a competitive business.

In determining the reasonableness of a particular cost, consideration will be given to:

(a)
whether the cost is of a type generally recognized as normal and necessary for the conduct of the business of the Recipient or carrying out of the Project;
(b)
the restraints and requirements by such factors as generally accepted sound business practices, arm’s length bargaining, federal, provincial and local laws and regulations, and the commercially reasonable terms of relevant agreements;
(c)
the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners , employees, and customers of the business, the Government of Canada and the public at large;
(d)
significant deviations from the established practices of the Recipient which may unjustifiably increase the Eligible Costs; and
(e)
the specifications, delivery schedule and quality requirements of the particular Project as they affect costs.

2.1 AFFILIATED PERSONS

In the case of Eligible Costs for goods or services incurred with an Affiliated Person, the amount of the costs incurred must:

(a)
not exceed their Fair Market Value;

SIF AGREEMENT NO. 811-811217

(b)
in the case of a good or service for which there is no Fair Market Value, the amount must not exceed the Fair Market Value of Similar Goods; or
(c)
in the case of a good or service for which there is neither a Fair Market Value nor Similar Goods, the amount must not exceed one hundred and five percent (105%) of the sum of the applicable Direct Costs and Indirect Costs (representing the total applicable Eligible Costs, plus 5% profit), all as determined and measured consistently in accordance with International Financial Reporting Standards, that were reasonably incurred or allocated for the good or service in carrying out the Project.
3.
DIRECT COSTS

There are six categories of direct costs:

(a)
Direct Materials Costs meaning the cost of materials which can be specifically identified and measured as having been used or to be used for the performance of the Project and which are so identified and measured consistently by the Recipient’s cost accounting system as accepted by the Minister.
(i)
These materials may include, in addition to materials purchased solely for the Project and processed by the Recipient, or obtained from subcontractors, any other materials issued from the Recipient’s general stocks.
(ii)
Materials purchased solely for the Project or subcontracts must be charged to the Project at the net laid down cost to the Recipient, net of any taxes and before any discounts for prompt payment.
(iii)
Materials issued from the Recipient’s general stocks must be charged to the Project in accordance with the method as used consistently by the Recipient in pricing material inventories.
(iv)
The costs of materials shall be considered to have been incurred in the country in which the related Project Activity is carried out.
(b)
Direct Labour Costs meaning that portion of gross wages or salaries incurred by the Recipient for activities which can be specifically identified and measured as having been performed on the Project and which is so identified and measured consistently by the Recipient’s cost accounting system as accepted by the Minister.
(c)
Direct Equipment Costs meaning the cost of equipment which can be specifically identified and measured as having been used or to be used for the performance of the Project and which are so identified and measured consistently by the Recipient’s costing system as accepted by the Minister. Direct equipment Costs also include expenditures relating to the alterations and/or modernization of the Equipment that appreciably prolong the equipment’s period of usefulness or improve its functionality.
(d)
Other Direct Costs meaning those applicable costs, not falling within the categories of direct material or direct labour or direct equipment, but which can be specifically

SIF AGREEMENT NO. 811-811217

identified and measured as having been incurred by the Recipient for the performance of the Project and which are so identified and measured consistently by the Recipient’s costing system as accepted by the Minister.
(e)
Subcontractor Costs meaning the costs of subcontracts or consultants incurred for work or services which can be specifically identified and measured as having been incurred in the performance of the Project. An employee of the Recipient cannot also be a sub-contractor or consultant.
(f)
Building Costs meaning the cost of buildings which are necessary and reasonable to carry out the Project Activity to which they relate and which have been approved by the Minister. Eligible building costs may include the construction of new or the expansion of existing facilities, the development of testing facilities, and investments in modem buildings.

Direct costs do not include any allocation for profit nor any allocation of general and administrative expenses.

4.
INDIRECT COSTS (OVERHEAD)

Indirect Costs, also called “Overhead”, are those costs which, though necessarily having been incurred during the Work Phase for the conduct of the business in general of the Recipient, cannot be identified and measured as directly applicable to the carrying out of the Project.

Indirect Costs include:

(a)
indirect materials and supplies (including but not limited to, supplies of low-value, high-usage items which meet the definition of Direct Material Costs but for which it is commercially unreasonable, in the context of the Project, to account for their costs in the manner prescribed for Direct Costs);
(b)
indirect labour;
(c)
fringe benefits;
(d)
public utilities expenses of a general nature including, but not limited to, power, HVAC, lighting, and the operation and maintenance of general assets and facilities;
(e)
expenses such as property taxes, rentals and depreciation costs; and
(f)
general and administrative expenses including, but not limited to, the remuneration of executive and corporate officers, general office wages and salaries, clerical expenses related to the administration and management of the Project, such as processing claims and reporting, and expenses such as stationery, office supplies, postage and other necessary administration and management expenses.

Notwithstanding the definition of Indirect Costs above, Overhead will be calculated at a fixed rate of 55% of Direct Labour Costs and will not exceed 15% of Eligible Costs.

SIF AGREEMENT NO. 811-811217

5.
INELIGIBLE COSTS

Certain costs are not eligible for reimbursement (“Ineligible Costs”), regardless of whether they are reasonably and properly incurred by the Recipient in the carrying out of the Project.

Ineligible Costs include:

(a)
allowance for interest on invested capital, bonds, debentures, bank or other loans together with related bond discounts and finance charges;
(b)
legal, accounting and consulting fees in connection with financial reorganization, security issues, capital stock issues, obtaining of licenses and prosecution of claims against the Minister (except legal, accounting and consulting fees incurred in connection with obtaining patents or other statutory protection for Project Intellectual Property);
(c)
losses on investments, bad debts and expenses for the collection charges;
(d)
losses on other projects or contracts;
(e)
federal and provincial income taxes, goods and services taxes, excess profit taxes or surtaxes and/or special expenses in connection with those taxes;
(f)
provisions for contingencies;
(g)
premiums for life insurance on the lives of officers and/or directors where proceeds accrue to the Recipient;
(h)
amortization of unrealized appreciation of assets;
(i)
depreciation of assets paid for by the Minister;
(j)
fines and penalties;
(k)
expenses and depreciation of excess facilities;
(l)
unreasonable compensation for officers and employees;
(m)
product development or improvement expenses not associated with the work being performed under the Project;
(n)
advertising, except reasonable advertising of an industrial or institutional character placed in trade, technical or professional journals for the dissemination of information for the industry or institution;
(o)
entertainment expenses;
(p)
donations;

SIF AGREEMENT NO. 811-811217

(q)
dues and other memberships other than regular trade and professional associations;
(r)
extraordinary or abnormal fees for professional advice in regard to technical, administrative or accounting matters, unless approval from the Minister is obtained; and
(s)
selling and marketing expenses associated with the products or services or both being developed under this Agreement.

SIF AGREEMENT NO. 811-811217

SCHEDULE 4- REPORTING REQUIREMENTS

1.
WORK PHASE

1.1 Project Launch Meeting

At the request of the Minister, the Recipient shall host a Project launch meeting within thirty (30) days of the Execution Date to introduce the key personnel involved with the Project and to discuss this Agreement, its expected outcomes and benefits and the work plan.

1.2 Progress Report

Within sixty (60) days of the end of each Claim Period, the Recipient will provide a report on the progress of the Project (a “Progress Report”), which is in addition to the report required by Paragraph 8.2(t). The Progress Report will include information in support of the Recipient’s claim submission.

The Progress Report will include at a minimum:

1.
A description of progress within each Activity detailing, for the reporting period, the Activities performed and any deliverables or milestones reached in reference to those outlined in Schedule 1 - Statement of Work;

2.
A description of planned next steps and their success criteria, any planned changes to the Activities, and any redistribution of estimated costs among the subactivities within an Activity;

3.
An updated Master Schedule with a discussion of any significant schedule variances;

4.
A discussion of any significant variations(± ten percent (10%)) in the previously estimated Eligible Costs, in the estimated cost breakdown by Government Fiscal Year;

5.
An update on the major risks, issues and mitigation measures and the potential impact on the Project; and

6.
An update on any corporate-related items or similar of the Recipient that has or could have an impact on the Project or this Agreement.

No claim request will be processed unless and until such Progress Report is provided to the Minister, to the Minister’s satisfaction. The Minister may request periodic updates and status reports relating to any aspect of Schedule 1 - Statement of Work and the Recipient shall provide such a report within a period of thirty (30) days from the date of the request.

SIF AGREEMENT NO. 811-811217

1.3 Final Progress Report

Within sixty (60) days after the Project Completion Date, the Recipient will provide a final Progress Report on the Project. The Progress Report for the final Claim Period will also provide a summary for the entire Project, addressing the following areas:

Project Completion - The Recipient will demonstrate that the Project has been completed and the Milestones reached in accordance with Schedule 1 -Statement of Work. The Recipient will also summarize how the Project’s goals and objectives were achieved.

Benefits - The report will summarize the benefits achieved during the Work Phase and expected during the Benefits Phase, including innovation, public and economic benefits.

Repayment forecast - The report will provide a three year forecast of expected repayments and/or revenues. If applicable, a summary of the market, sales or business plan associated with the Project’s outcomes should also be provided.

Commercialization Efforts - The report will describe the efforts being undertaken to commercialize the product(s) or processes developed during the Work Phase and/or to continue their development.

1.4 Attestation Letter

Within sixty (60) days after the Project Completion Date, the Recipient will provide an attestation letter from its Chief Financial Officer to certify that all expenses have been paid and that all Eligible Costs were incurred and paid in compliance with this Agreement.

1.5 Project Management Reviews

The Minister and Recipient will conduct a project review (“Project Management

Review”) in the frequency and form as deemed necessary by the terms and conditions of SIF.

Project Management Reviews are meetings between the Recipient and the Minister to review progress as documented in the Progress Reports. Unless otherwise agreed to, a site visit will occur each year to discuss progress related to this Agreement, at a mutually agreeable time, and to review progress against each of the Project Activities and Project Milestones contained in Schedule 1 - Statement of Work. The Minister may also request additional Project Management Reviews by telephone or in person with the Recipient.

At least two (2) weeks prior to the date set for a Project Management Review, an agenda for the meeting will be set which will include, but not be limited to, a review of the technical progress of the Project including achievement of Milestones, of the Project costs incurred and forecasted for future years, of the Project risks and mitigation plans, of any significant corporate or management changes related to the Recipient, of the financial capability of the Recipient to complete the Project, of its forecasted repayments and repayment risks and potential economic benefits to Canada in the longer term.

SIF AGREEMENT NO. 811-811217

1.6 Payable At Year End (PAYE) Set-up form

No later than seven (7) calendar days prior to the end of the Government Fiscal Year, the Recipient will provide an estimate of the Contribution amount that will be required in respect of such Government Fiscal Year so that funds for that fiscal year can be set-aside for the Recipient’s upcoming claim(s) for that year.

1.7 Work Phase Close-Out Meeting

The Minister and Recipient will schedule a Work Phase close-out meeting following the Project Completion Date to review the completion of all tasks and to transition the Project to the Repayment Period. This meeting will include, as appropriate, a presentation of the Recipient’s organization structure, management team, the Project’s technical achievements including any success stories, the benefits generated (e.g. jobs, innovation, intellectual property, competitiveness, environment, manufacturing in Canada, investment in Canada, collaboration achieved), the market overview for the products and processes generated, the Recipient’s future R&D plans, a review of the latest financial forecast.

2.
REPAYMENT PERIOD

2.1 Repayment Forecasts

The Recipient shall provide a forecast of its expected repayments. In January, the forecasts are to be provided for the current Recipient Fiscal Year and for the next Recipient Fiscal Year. Updated forecasts are to be provided in April and again in August of each year. Failure to provide repayment forecasts may result in the Minister disclosing publicly the repayment amounts.

2.2 Repayment Status Meeting

The Minister and Recipient shall schedule a repayment status meeting at least once annually. At least two (2) weeks prior to the date set for the meeting, a mutually agreeable agenda for the meeting will be set and will include, as appropriate, the repayments achieved to date, the overall estimate of total repayment period benefits expected to be achieved and an explanation of any repayment schedule or performance variation.

3.
THROUGHOUT THE LIFE CYCLE OF THE AGREEMENT

The Recipient will cooperate in periodic requests to participate in SIF evaluations, case studies or other efforts undertaken by the Minister or his agents, to assess the overall value and effectiveness of SIP. Such efforts may be used to communicate publicly the results and benefits of SIP.

3.1 Financial Statements

The Recipient will provide the Minister a copy of the Recipient’s financial statements, accompanied by an externally prepared audit report or review report (as determined by the

SIF AGREEMENT NO. 811-811217

Minister) that has been issued by a licensed public accountant, or another alternative acceptable to the Minister, within four (4) months of the Recipient’s Fiscal Year end.

3.2 Annual Performance Benefits Report (“APBR”)

On an annual basis, with the schedule to be determined by the Minister, the Recipient shall provide information to the Minister identifying the Project’s achievement relative to the planned outcomes and benefits of the SIP program. Forms for collecting this information will be provided by the Minister.

SIF AGREEMENT NO. 811-811217

SCHEDULE 5 -REPAYMENTS TO THE MINISTER (CONDITIONAL)

1.
Definitions

“Annual Repayment Due” means the annual repayment payable by the Recipient to the Minister as follows:

Annual Repayment Due= Recipient’s Fiscal Year GBR x Repayment Rate

“Benchmark Year GBR” means the GBR for the Recipient Fiscal Year following the Recipient Fiscal Year which includes the Project Completion Date.

“Compound Annual Growth Rate” or “CAGR” means the growth that assumes the same annual rate, compounded year-over-year during a defined period of time. For the purpose of calculating the Performance Factor, CAGR should include the Benchmark Year.

“Gross Business Revenues” or “GBR” means revenue in the currency reported in the audited consolidated financial statements of the Recipient, as determined in accordance with generally accepted accounting principles applied on a consistent basis.

“Performance Factor” means the factor calculated as follows, used to estimate the Recipient’s growth during the Years to Repay, assuming that a growth rate equal to historical CAGR (or an equivalent proxy) is maintained:

Where n is the exponent corresponding to each of the Years to Repay.

“Repayment Ceiling” means the factor (1.30) by which the Contribution is multiplied in order to determine the Maximum Amount to be Repaid.

“Repayment Rate” means the percentage rate calculated as follows, at the end of the benchmark year and applied to the Recipient’s annual GBR for the Years to Repay, without conversion of the Recipient’s revenues into Canadian dollars in the event that the Recipient’s revenues are reported in a foreign currency:

The Repayment Rate (expressed as a percentage) should be rounded to four (4) decimal places.

SIF AGREEMENT NO. 811-811217

2.
Repayments

The Recipient shall pay the Annual Repayment Due during each year of the Repayment Period in accordance with the following:

2.1 Repayment Calculation

The Annual Repayment Due shall be payable in Canadian dollars (CAD).

In the event that the Recipient’s revenues are reported in a currency other than Canadian dollars, the Annual Repayment Due shall be calculated using the amount of the Recipient’s reported revenues (in the reported currency) and there shall be no adjustment made on account of the relative value of the Canadian and non-Canadian currencies.

Annual Repayment Due Example:

Contribution = 1,000,000

Benchmark Year GBR = 10,000,000

Years to Repay= 15 years

Repayment Ceiling = 1.20

Performance Factor= 1.50

Repayment Rate=(Contribution x Repayment Ceiling) I (Benchmark Year GBR x Performance Factor x Years to Repay)

= ((1,000,000 X 1.20) / (10,000,000 X 1.50 X 15)] X 100

= 0.5333%

Current Year Sales = 12,000,000

Annual Repayment Due (in CAD) = Current Year GBR x Repayment Rate

= 12,000,000 x 0.5333%

= 64,000

2.2 Repayment Period

The Repayment Period begins with a benchmark year, being the year immediately following the end of the Recipient’s Fiscal Year in which the Project is completed. This is followed by fifteen (15) years for each of which an Annual Repayment Due is calculated. Each Annual Repayment Due must be paid by February 28 of the year following the year for which the Annual Repayment Due is calculated (these being the Years to Repay).

The Recipient shall be entitled to prepay any Annual Repayment Due under this Agreement, or portion thereof, at any time.

SIF AGREEMENT NO. 811-811217

2.3 Repayment Statements and Payments

The first Annual Repayment Due shall be paid on or before February 28, 2024. Subsequent Annual Repayment Due shall be paid on or before February 28 in each year of the Years to Repay (with respect to the prior year) or until such time as the Maximum Amount to be Repaid is reached, whichever occurs first.

The Annual Repayment Due shall be paid by cheque issued to the order of the Receiver General of Canada, and shall be sent to:

Innovation, Science and Economic Development Canada

235 Queen Street

Ottawa, Ontario

K1A 0HS

Attn: Director, Programs and Services Directorate.

The Annual Repayment Due may also be paid via electronic funds transfer. In such a case, the Recipient should contact the Programs and Services Directorate for information on how to make arrangements to enable payment via electronic funds transfer.

2.4 Acquisitions/Mergers and Divestitures

2.4.1 Methodology

The Recipient shall advise the Minister of any merger, acquisition or divestiture which changes Gross Business Revenues by a material amount (at least 5%).

The Recipient will demonstrate to the Minister the impact of that merger, acquisition or divestiture on Gross Business Revenues within 120 days of the close of that transaction.

A material acquisition:

(Prior Year GBR of Acquired Company I Prior Year GBR of Recipient)~ 5%

A material divestiture:

(Prior Year Divested GBR I Prior Year GBR of Recipient) 2: 5%

In the event of a material (as determined in the paragraphs above) acquisition, merger or divestiture, the Repayment Rate will be changed in accordance with section 2.4.2 (for acquisitions or mergers) or section 2.4.3 (for divestitures) below. As a result of these sections 2.4.2 and 2.4.3, adjustments to repayment terms will be made so that the impact of the event upon the Annual Repayment Due will be neutral. If, following the application of section 2.4.2 or 2.4.3 (as applicable), the impact on the Annual Repayment Due is not neutral, the Parties to the Agreement agree to negotiate an amendment to revise the Repayment Rate to ensure that it is.

SIF AGREEMENT NO. 811-811217

2.4.2 Acquisitions/Mergers

a)
Benchmark Repayment Rate Adjustment: In the event that an acquisition/merger occurs at any time during the Benchmark Year, the Repayment Rate shall be calculated as if the acquisition/merger had taken place on the first day of the Benchmark Year for the purposes of determining the Benchmark Year GBR amount:

Formula:

Repayment Rate = (Contribution x Repayment Ceiling) / (Benchmark Year GBR x Performance Factor x Years to Repay)

Where:

Benchmark Year GBR = Recipient GBR during the benchmark year + Acquired Company GBR during the benchmark year (not otherwise reported in Recipient GBR).

Example:

Contribution= 1,000,000

Recipient GBR in benchmark year= 10,000,000

Acquired Company GBR in benchmark year= 5,000,000

Benchmark Year GBR = 15,000,000

Years to Repay= 15 years

Repayment Ceiling = 1.20

Performance Factor= 1.50

Repayment Rate= [(1,000,000 x 1.20) / (15,000,000 x 1.50 x 15)] x 100

= 0.3556%

(a)
Repayment Rate Adjustment Subsequent to the Benchmark Year: In the event that an acquisition/merger affects the GBR of the Recipient and occurs after the Benchmark Year, the Repayment Rate will be changed so that the impact of the event upon the Annual Repayment Due will be neutral. The changed Repayment Rate becomes the Repayment Rate for the year of the event and future periods, unless there is a subsequent acquisition/merger or divestiture affecting the GBR of the Recipient. The Recipient’s GBR in the Acquisition Year will be restated as if the acquisition/merger was effective from the beginning of each year.

In simple terms, for example, if the company doubles in size as the result of the acquisition, the Repayment Rate is cut in half.

Formula:

Modified Repayment Rate = Repayment Rate x (Prior Year GBR of Recipient) I (Prior Year GBR of Recipient + Prior Year GBR of Acquired Company)

SIF AGREEMENT NO. 811-811217

Example:

Repayment Rate= 0.3556%

Prior Year GBR of Recipient = 10,000,000

Prior Year GBR of Acquired Company= 5,000,000

Modified Repayment Rate= 0.3556% x (10,000,000) I (10,000,000 + 5,000,000)

= 0.2370%

2.4.3 Divestitures

a)
Benchmark Repayment Rate Adjustment:

In the event that a divestiture occurs at any time during the Benchmark Year, the Repayment Rate shall be calculated as if the divestiture had taken place on the first day of the Benchmark Year, and the Benchmark Year GBR amount shall be determined accordingly:

Formula:

Repayment Rate= (Contribution x Repayment Ceiling) I (Benchmark Year GBR x Performance Factor x Years to Repay)

Where:

Benchmark Year GBR = Recipient GBR during the benchmark year - Divested GBR during the benchmark year.

Example:

Contribution = 1,000,000

Recipient GBR in benchmark year = 10,000,000

Divested GBR in benchmark year= 5,000,000

Benchmark Year GBR = 5,000,000

Years to Repay= 15 years

Repayment Ceiling = 1.20

Performance Factor = 1.50

Repayment Rate = [(1,000,000 x 1.20) / (5,000,000 x 1.50 x 15)] x 100

= 1.0667%

a)
Repayment Rate Adjustment Subsequent to the Benchmark Year: In the event that a divestiture affects the GBR of the Recipient and occurs after the Benchmark Year, the Repayment Rate will be changed so that the impact of the event upon the Annual Repayment Due will be neutral. The changed Repayment Rate becomes the Repayment Rate for the year of the event and future periods, unless there is a subsequent acquisition/merger or divestiture affecting the GBR of the Recipient. The Recipient’s GBR in the Divestiture

SIF AGREEMENT NO. 811-811217

Year will be restated as if the divestiture was effective from the beginning of each year.

In simple terms, for example, if the company becomes half its size as the result of the divestiture, the Repayment Rate is doubled.

Formula:

Modified Repayment Rate = Repayment Rate x (Prior Year GBR of Recipient) I (Prior Year GBR of Recipient- Prior Year Divested GBR)

Where:

Prior Year Divested GBR = Revenues in the prior year from operations which have been discontinued as the result of the divestiture.

Example:

Repayment Rate = 1.0667%

Prior Year GBR of Recipient = 10,000,000

Prior Year Divested GBR = 5,000,000

Modified Repayment Rate= 1.0667% x (10,000,000) / (10,000,000- 5,000,000)

= 2.1333%

2.5 Late Payments

Interest shall be payable on any portion of the Annual Repayment Due remaining unpaid, calculated and payable at the Interest Rate, from the date upon which the Annual Repayment Due is due, until payment in full has been received by the Minister. Interest shall be payable in accordance with the foregoing notwithstanding any other remedies available to the Minister in the event of Default by the Recipient under this Agreement. Whenever any payment date under this section falls on a Saturday, Sunday or statutory holiday, payment will be due on the next day following which is not a Saturday, Sunday or statutory holiday.

SIF AGREEMENT NO. 811-811217

STRATEGIC INNOVATION FUND

AMENDMENT AGREEMENT NO.1

This Amendment Agreement made

Between:

HER MAJESTY THE QUEEN IN RIGHT OF CANADA,

as represented by the Minister of Industry

(the “Minister’’)

And:

exactEarth Ltd., a corporation duly incorporated under the laws of Canada, having its head office located 260 Holiday Inn Dr, Unit 30, Building B, Cambridge, ON, N3C 4E8

(the “Recipient”).

Each a “Party” to this Amendment Agreement and collectively referred to as the “Parties”.

RECITALS

WHEREAS

A- The Minister and the Recipient entered into a contribution agreement executed on October 18, 2018 under the Strategic Innovation Fund. The contribution agreement is referred to as the “Contribution Agreement”.

B- The Minister and the Recipient have agreed to amend, inter alia, the project completion date, benefits, costs breakdown and repayment dates under the terms of the Contribution Agreement.

NOW THEREFORE in consideration of their respective obligations set out below, the Parties hereto acknowledge and agree as follows:

Interpretation

1.
All capitalized terms not otherwise defined herein have the same meaning ascribed to them in the Contribution Agreement.

Execution

2.
This Amendment Agreement must be signed by the Recipient and received by the Minister within thirty (30) days of its signature on behalf of the Minister, failing which it shall be null and void.

SIF AGREEMENT NO. 811-811217

Amendment

3.
Section 2.1- Definitions shall be amended by deleting the definition for “Project Completion Date” in its entirety and replacing it with the following definition:

““Project Completion Date” means May 12, 2023”.

4.
Section 6 -Special Conditions, of the Contribution Agreement, shall be amended by deleting Subsection 6.1 (a) in its entirety and replacing it with the following:

“(a) to maintain an annual average of thirty five (35) Canadian FTEs during the Work Phase. The annual average of FTEs will be calculated on a quarterly basis averaged over each year.”

5.
Schedule 1- Statement of Work (SOW), of the Contribution Agreement, Form A-Master Schedule, Form B- Milestones, Form Cl- Eligible Costs Breakdown, and Form C2 -Estimated Cost Breakdown By Fiscal Year are hereby deleted in their entirety and replaced with revised Form A - Master Schedule, Fonn B- Milestones, Form Cl - Eligible Cost Breakdown and Form C2 - Estimated Cost Breakdown By Fiscal Year attached hereto as Annex A.
6.
Schedule 5 - Repayments to the Minister (Conditional), of the Contribution Agreement, shall be amended by deleting Subsection 2.3 - Repayment Statements and Payments in its entirety and replacing it with the following:

“ 2.3 Repayment Statements and Payments

The first Annual Repayment Due shall be paid on or before February 28, 2026. Subsequent Annual Repayment Due shall be paid on or before February 28 in each year of the Years to Repay (with respect to the prior year) or until such time as the Maximum Amount to be Repaid is reached, whichever occurs first.

The Annual Repayment Due shall be paid by cheque issued to the order of the Receiver General of Canada, and shall be sent to:

Innovation, Science and Economic Development Canada

235 Queen Street

Ottawa, Ontario

KIA OH5

Attn: Director, Programs and Services Directorate.

The Annual Repayment Due may also be paid via electronic funds transfer. In such a case, the Recipient should contact the Programs and Services directorate for information on how to make arrangements to enable payment via electronic funds transfer.”

SIF AGREEMENT NO. 811-811217

General

7.
Each of the Parties shall, at the request of the other Party to this Amendment Agreement, execute such documents and do such acts as may be reasonably required to carry out the terms of this Amendment Agreement.
8.
This Amendment Agreement may be executed in as many counterparts as are necessary, and when executed by all Parties hereto, such counterparts shall constitute one agreement.
9.
Except as amended by this Amendment Agreement, all of the provisions of the Contribution Agreement shall continue in full force and effect until such time as the Contribution Agreement is terminated.
10.
The Contribution Agreement and this Amendment Agreement will henceforth be read together and will have the effect as if all the provisions of such agreements were contained in one instrument.
11.
No modification, supplement or amendment to this Amendment Agreement shall be binding unless executed in writing by all of the Parties hereto.

[Remainder of this page intentionally left blank}

SIF AGREEMENT NO. 811-811217

IN WITNESS WHEREOF the Parties hereto have executed this Amendment Agreement through duly authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

as represented by the Minister of lndustry

SIF Project No. 811-811217

Amendment No. 1

Annex A

Revised Form A - Master Schedule (Gantt Chart)

ID		Task Mode	Task Number	Task Name	Duration	Start	Finish
1			**1**	**Activity #1: Data Collection and Generation**	**749 days**	**Tue 30-06-20**	**Fri 12-05-23**
2	✓		1.1	Commissioning EV7 (M3MSAT)	0 days	Tue 30-06-20	Tue 30-06-20
3	✓		1.2	Commissioning EV8	0 days	Tue 30-06-20	Tue 30-06-20
4	✓		1.3	EVRT Constellation Roll-out	0 days	Tue 30-06-20	Tue 30-06-20
5	✓		1.4	VDES Demonstration System – VESTA	0 days	Tue 30-06-20	Tue 30-06-20
6	✓		1.5	EVRT Flight Applications Upgrade	90 days	Tue 30-06-20	Sat 31-10-20
7			1.6	exactTrax Small Vessel Tracking	749 days	Tue 30-06-20	Fri 12-05-23
8			1.7	exactSeNS (formerly exactASM)	554 days	Tue 30-06-20	Fri 12-08-22
9			1.8	EVRT Performance Metrics Development	261 days	Thu 01-10-20	Thu 30-09-21
10	✓		1.9	Generation 1 Performance Metrics Improvement	110 days	Tue 30-06-20	Mon 30-11-2
11			1.10	EVRT On-board Performance Improvements	328 days	Tue 30-06-20	Thu 30-09-21
12			1.11	EVRT Tasking Enhancements	328 days	Tue 30-06-20	Thu 30-09-21
13			1.12	Generation 1 Additional Applications	749 days	Tue 30-06-20	Fri 12-05-23
14			1.13	EVRT Additional Applications	421 days	Fri 01-10-21	Fri 12-05-23
15	✓		1.14	exactTrax Service Upgrade – merged with 1.6	0 days	Tue 30-06-20	Tue 30-06-20
16	✓		1.15	exactASM Service Upgrade – merged with 1.7	0 days	Tue 30-06-20	Tue 30-06-20
17	✓		1.16	Data Generation Improvements	0 days	Tue 30-06-20	Tue 30-06-20
18	✓		1.17	Coastal Data Investigation	0 days	Tue 30-06-20	Tue 30-06-20
19	✓		1.18	Integrate IHS Streaming Data Service	0 days	Tue 30-06-20	Tue 30-06-20
20	✓		1.19	EV10 Launch and Commissioning	196 days	Tue 30-06-20	Tue 30-03-21
21	✓		1.20	EV1 Recovery	0 days	Tue 30-06-20	Tue 30-06-20
22			1.21	AIS Aggregator	632 days	Tue 30-06-20	Wed 30-11-2
23	✓		1.22	EV9 Firmware Update *CANCELLED*	0 days	Tue 30-06-20	Tue 30-06-20
24			1.23	Integrated Satellite Operations	726 days	Fri 31-07-20	Fri 12-05-23

Q3 '20
Q1 '21
Q3 '21
Q1 '22
Q3 '22

SIF - exactEarth - Project Schedule - 2021-08.mpp Page 1

SIF Project No. 811-811217

Amendment No. 1

ID		Task Mode	Task Number	Task Name	Duration	Start	Finish
25	✓		1.24	~~Monitoring and Reporting Upgrade~~	0 days	Mon 07-12-2	Mon 07-12-2
26			1.25	EV10 Processing Improvements	262 days	Wed 31-03-2	Thu 31-03-22
27							
28			**2**	**Activity #2: Data Management, Monitoring and Distribution**	**749 days**	**Tue 30-06-20**	**Fri 12-05-23**
29	✓		2.1	Regionalized Cloud Prototype	0 days	Tue 30-06-20	Tue 30-06-20
30	✓		2.2	Infrastructure Advancement (move off legacy system)	0 days	Tue 30-06-20	Tue 30-06-20
31	✓		2.3	Cloud Back-up	0 days	Tue 30-06-20	Tue 30-06-20
32	✓		2.4	Long-Term Storage	0 days	Tue 30-06-20	Tue 30-06-20
33	✓		2.5	Data formatter Network Optimization	0 days	Tue 30-06-20	Tue 30-06-20
34	✓		2.6	PA Quality Improvement	197 days	Tue 30-06-20	Wed 31-03-2
35	✓		2.7	Custom Data Flows	0 days	Tue 30-06-20	Tue 30-06-20
36	✓		2.8	Infrastructure Stability *complete*	24 days	Tue 30-06-20	Fri 31-07-20
37	✓		2.9	Product Stability	0 days	Tue 30-06-20	Tue 30-06-20
38			2.10	API Gateway/Platform	749 days	Tue 30-06-20	Fri 12-05-23
39	✓		2.11	External 3rd Party Service Integration	0 days	Tue 30-06-20	Tue 30-06-20
40	✓		2.12	API Development	0 days	Tue 30-06-20	Tue 30-06-20
41			2.13	Cloud-Based AWS Integration	554 days	Tue 30-06-20	Fri 12-08-22
42			2.14	Distribution - Product Integration with Partners	749 days	Tue 30-06-20	Fri 12-05-23
43	✓		2.15	Big Shrink	0 days	Tue 30-06-20	Tue 30-06-20
44	✓		2.16	Data Processing Centre Review	0 days	Tue 30-06-20	Tue 30-06-20
45			2.17	IT Security Improvements	749 days	Tue 30-06-20	Fri 12-05-23
46	✓		2.18	Gatehouse Data Distribution	0 days	Tue 30-06-20	Tue 30-06-20
47	✓		2.19	External 3rd Party Historical Service Integration	0 days	Tue 30-06-20	Tue 30-06-20

Q3 '20
Q1 '21
Q3 '21
Q1 '22
Q3 '22

SIF - exactEarth - Project Schedule - 2021-08.mpp Page 2

SIF Project No. 811-811217

Amendment No. 1

ID	Indicators	Task Mode	Task Number	Task Name	Duration	Start	Finish
48	✓		2.20	Internal Product Deprecation	0 days	Tue 30-06-20	Tue 30-06-20
49	✓		2.21	Communications Systems Upgrade	67 days	Tue 30-06-20	Wed 30-09-2
50	✓		2.22	External 3rd Party Maritime Traffic API Integration	0 days	Tue 30-06-20	Tue 30-06-20
51	✓		2.23	Emerald Data Feed	67 days	Tue 30-06-20	Wed 30-09-2
52	✓		2.24	Gatehouse Data Distribution	214 days	Tue 30-06-20	Fri 23-04-21
53	✓		2.25	ServiceNow Implementation	127 days	Thu 01-10-20	Fri 26-03-21
54			2.26	Data Infrastructure Upgrade	400 days	Mon 01-11-2	Fri 12-05-23
55			2.27	Monitoring and Reporting Upgrade	453 days	Mon 07-12-2	Wed 31-08-2
56			2.28	Corporate Cloud Migration	176 days	Sat 01-05-21	Fri 31-12-21
57							
58			3	**Activity #3: Data Exploitation**	**749 days**	**Tue 30-06-20**	**Fri 12-05-23**
59	✓		3.1	Historical Data Extraction (HDE) Tool Enhancements	0 days	Tue 30-06-20	Tue 30-06-20
60	✓		3.2	Positional Anomaly (PA) Service Estimation Improvements	197 days	Tue 30-06-20	Wed 31-03-21
61			3.3	RF Fingerprinting Concept	554 days	Tue 30-06-20	Fri 12-08-22
62			3.4	ShipView Features	620 days	Tue 30-06-20	Sat 12-11-22
63			3.5	Cloud-Based AWS Integration	749 days	Tue 30-06-20	Fri 12-05-23
64			3.6	APIs & Gateway	349 days	Tue 30-06-20	Fri 29-10-21
65			3.7	Geospatial Web Services (GWS)	709 days	Tue 30-06-20	Fri 17-03-23
66			3.8	Web Service Utility	454 days	Tue 30-06-20	Fri 25-03-22
67			3.9	UP42 Data Exploitation	328 days	Tue 30-06-20	Thu 30-09-21
68			3.10	TileDB Data Exploitation	328 days	Tue 30-06-20	Thu 30-09-21
69			3.11	Positional Verification (PV) Service (EVRT Version)	224 days	Mon 05-04-2	Thu 10-02-22

Q3 '20
Q1 '21
Q3 '21
Q1 '22
Q3 '22
May '2 Jul '20 Sep '2 Nov '2 Jan '2 Mar '2 May '2 Jul '21 Sep '2 Nov '2 Jan '2 Mar '2 May '2 Jul '22 Sep '2

SIF - exactEarth - Project Schedule - 2021-08.mpp Page 3

SIF Project No. 811-811217

Amendment No. 1

Revised Form B - Milestones

Project Phases and Major Milestone Groups		Anticipated Date
1	Data Collection and Generation	May 12, 2023
2	Data Management, Monitoring and Distribution	May 12, 2023
3	Data Exploitation	May 12, 2023

SIF Project No. 811-811217

Amendment No. 1

Revised Form C1 - Eligible Costs Breakdown

	Estimated Eligible Supported Costs($)
Description of Activity Area*	Direct Labour	Indirect Costs (Overhead) **	Equipment	Direct Materials	Subcontractors & Consultants	Land& Buildings	Other Direct Costs	Total
Data Collection and Generation	I ,799,853	641,2 19	I 10,440	0	2,6 I 9,927	0	7,682	5,179,121
Data Management, Monitoring, and Distribution	3,336,697	I , I 88,739	998,029	0	2,08 I ,463	0	63 ,250	7,668,178
Data Exploitation	931,615	331,899	0	0	267,496	0	34,071	I ,565,081
Total Costs	6,068,165	2,161,857	1,108,469	0	4,968,886	0	105,003	14,412,380

* Note: Titles of Activity Areas enumerated and described in the SOW.

All claims and costs are to be in accordance with Schedule 3 - Cost Principles and Schedule 4

- Reporting Requirements.

** Indirect Costs (overhead) shall be calculated at a fixed rate of 55% of Direct Labour Costs and will not exceed 15% of total Eligible Costs

SIF Project No. 811-811217

Amendment No. 1

Revised Form C2- Estimated Cost Breakdown By Fiscal Year

Fiscal Year (Ending March31)	Total Estimated Eligible Costs ($)	SIF Contribution cash flow to the Project($)
2018-20 19	5,293,670	2,646,835
2019-2020	3,293,519	1,646,760
2020-2021	2,097,540	1,048,770
2021-2022	1,373,564	686,782
2022-2023	1,937,876	968,938
2023-2024	4 16,211	208,106
Total	14,412,380	7,206,190